SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

EASTMAN CHEMICAL COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 21, 2003

Dear Fellow Stockholder:

      Our Annual Meeting will be held at the Toy F. Reid Employee Center, located at 400 South Wilcox Drive, in Kingsport, Tennessee, on May 1, 2003, at 11:30 a.m. Doors to the meeting will open at 10:30 a.m. The business to be considered and voted upon at the meeting is explained in the accompanying proxy materials (consisting of the Notice of Annual Meeting, the Proxy Statement, and the proxy card). A copy of Eastman’s 2002 Annual Report accompanies these materials.

      Your vote is important for this year’s Annual Meeting, regardless of the number of shares you own. Signing and returning a proxy card or submitting your proxy via the Internet or telephone will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting. Whether you choose to vote by proxy card, telephone, or computer, I urge you to vote as soon as possible. If you are a record holder, an admission ticket for the Annual Meeting is included with your proxy card. If you received our proxy materials from a broker or bank and do not have an admission ticket but wish to attend the meeting, please call (423) 229-4647.

      Thank you for your support of our Company.

Sincerely,

J. Brian Ferguson
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ITEM 1 -- ELECTION OF DIRECTORS
ITEM 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
ITEM 3 -- PROPOSAL TO STUDY POTENTIAL HEALTH RISKS FROM CELLULOSE
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
FORMS OF PAPER PROXY
LETTER TO EMPLOYEE STOCKHOLDERS WHO HOLD SHARES THROUGH PLANS

EASTMAN CHEMICAL COMPANY

100 North Eastman Road
Kingsport, Tennessee 37660
(423) 229-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 1, 2003

To Our Stockholders:

      The 2003 Annual Meeting of Stockholders of Eastman Chemical Company (“Eastman” or the “Company”) will be held at the Toy F. Reid Employee Center, located at 400 South Wilcox Drive, Kingsport, Tennessee, on May 1, 2003, at 11:30 a.m., local time, for the following purposes:

•	Elect Directors. To consider and act upon the election of three directors to serve in the class for which the term in office expires at the Annual Meeting of Stockholders in 2006 and until their successors are duly elected and qualified;

•	Ratify Appointment of Independent Accountants. To consider and act upon ratification of the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent accountants for the Company for 2003;

•	Stockholder Proposal. If properly presented, to consider and act upon the stockholder proposal set forth in the accompanying Proxy Statement, which is opposed by the Board of Directors; and

•	Other Business. To transact such other business as may come properly before the Annual Meeting or any adjournments or postponements thereof.

      Only stockholders of record at the close of business on March 15, 2003 are entitled to vote at the Annual Meeting. It is important that your shares be represented and voted at the Annual Meeting. Please vote by proxy in one of these ways:

•	Use the toll-free telephone number shown on your proxy card or voting instruction form (if you received the proxy materials by mail from a broker or bank);

•	By Internet at the web address shown on your proxy card or voting instruction form; or

•	Mark, sign, date and promptly return your proxy card or voting instruction form in the postage-paid envelope provided.

      Signing and returning the proxy card or submitting your proxy via Internet or by telephone does not affect your right to vote in person if you attend the Annual Meeting.

By order of the Board of Directors

Theresa K. Lee
General Counsel and Secretary

March 21, 2003

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS OF

EASTMAN CHEMICAL COMPANY
TO BE HELD ON MAY 1, 2003

INFORMATION REGARDING THE ANNUAL MEETING

Proxy Statement and Annual Meeting

     This Proxy Statement is dated March 21, 2003 and is first being mailed and delivered electronically to Eastman stockholders, and made available on the Internet (www.eastman.com), on or about March 27, 2003. This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held on May 1, 2003, and at any adjournments or postponements thereof. At the Annual Meeting, stockholders will be asked to consider and vote on the items of business listed in the accompanying Notice of Annual Meeting and described in more detail under “Proposals to be Voted Upon at the Annual Meeting.”

Voting By Proxy

     By executing and returning your proxy (either by returning the paper proxy card or by submitting your proxy electronically via the Internet, or by telephone), you appoint James P. Rogers, the Company’s Chief Financial Officer, and Theresa K. Lee, the Company’s General Counsel and Secretary, to represent you at the Annual Meeting and direct them to vote your shares at the Annual Meeting according to your instructions. Shares of common stock represented by proxy will be voted by the proxy holders at the Annual Meeting in accordance with your instructions as indicated in the proxy. If you properly execute and return your proxy (in paper form, electronically via the Internet, or by telephone) but do not indicate any voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors as to the matters identified in this Proxy Statement and in the best judgment of the proxy holders as to any other matters.

     Stockholders of record may vote by proxy in one of three ways:

•	by telephone: call (800) 542-1160 and use the control number on your proxy card;

•	via the Internet: visit the www.votefast.com website and use the control number listed on your proxy card; or

•	by mail: mark, sign, date and mail your proxy card in the enclosed postage-paid envelope.

The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions, and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access and telephone or cable service providers, that must be borne by the stockholder.

     If your shares are held in “street name” through a broker, bank or other holder of record, you will receive instructions from the registered holder that you must follow in order for your shares to be voted for you by that record holder. Telephone and Internet voting is also offered to stockholders who own their shares through certain banks and brokers.

How to Revoke Your Proxy

     You may revoke your proxy at any time before its exercise at the Annual Meeting by either:

•	giving written notice of revocation to the Secretary of the Company;

•	executing and delivering a later-dated, signed proxy card or submitting a later-dated proxy via the Internet or by telephone before the Annual Meeting; or

•	voting in person at the Annual Meeting.

All written notices of revocation or other communications with respect to revocation of proxies should be sent to Eastman Chemical Company, P.O. Box 511, Kingsport, Tennessee 37662-5075, Attention: Secretary, so that they are received before the Annual Meeting.

Record Date; Stockholders Entitled to Vote; Voting Rights

      The Company’s Board of Directors has fixed the close of business on March 15, 2003 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting. Only holders of record of shares of common stock as of the record date will be entitled to vote at the Annual Meeting. If your shares are held in the name of a broker, bank or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

      As of the record date, there were 77,530,471 shares of common stock issued and outstanding. Holders of common stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of common stock they hold of record as of the record date.

Quorum

      The presence, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to conduct business at the Annual Meeting. Abstentions, votes withheld, and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a nominee (such as a broker or bank) holding shares in “street name” as the registered holder for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Vote Required for Approval of Each Matter to be Considered

      A plurality of the votes cast is required for the election of directors. With respect to the election of directors, stockholders may by proxy (1) vote “for” all three nominees, (2) “withhold” authority to vote for all such nominees, or (3) withhold authority to vote for any individual nominee or nominees but vote for all other nominee(s). Because directors are elected by a plurality of the votes cast (meaning the three nominees receiving the greatest number of votes will be elected), withholding authority to vote with respect to one or more nominees will have no effect on the outcome of the election. Similarly, any broker non-votes are not considered to be votes cast and therefore would have no effect on the outcome of the election of directors.

      The affirmative vote of a majority of the votes cast is required for approval of the ratification of the appointment of independent accountants and the adoption of the stockholder proposal. With respect to these items, stockholders may by proxy (1) vote “for,” (2) vote “against,” or (3) “abstain” from voting. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of these proposals.

Proxy Solicitation Costs

      The Company will bear the cost of soliciting proxies and the cost of the Annual Meeting. In addition to the solicitation of stockholders by mail and electronic means, proxies may be solicited by telephone, facsimile, personal contact, and similar means by directors, officers, or employees of the Company, none of whom will be specially compensated for these activities. The Company also contacts brokerage houses, banks, nominees, custodians, and fiduciaries who can be identified as record holders of common stock. Such holders, after inquiry by the Company, provide certain information concerning beneficial owners not objecting to the disclosure of such information and the quantities of proxy materials and annual reports needed to supply such materials to beneficial owners, and the Company reimburses such record holders for the expense of providing such beneficial ownership information and of mailing proxy materials and annual reports to beneficial owners. Georgeson Shareholder Communications has been retained by the Company to aid in the solicitation of proxies, at a cost of $10,000 plus expenses.

Matters Raised at the Annual Meeting not Included in this Proxy Statement

      The Company’s management does not expect any business to be acted upon at the Annual Meeting other than as described in this Proxy Statement under “Proposals to be Voted Upon at the Annual Meeting.” If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have the discretion to vote or act on those matters for you according to their best judgment.

Stockholder Proposals for the 2004 Annual Meeting

      In accordance with rules of the Securities and Exchange Commission (the “SEC”), if you want to submit a proposal for presentation at Eastman’s 2004 Annual Meeting of Stockholders, it must be received by the Company at its principal executive offices on or before November 22, 2003 in order to be included in the Company’s proxy materials relating to its 2004 Annual Meeting of Stockholders.

      In addition, the Company’s Bylaws, as amended, require that a proposal to be submitted by a stockholder for a vote of the Company’s stockholders at an annual meeting of stockholders, whether or not also submitted for inclusion in the Company’s proxy materials, must be preceded by adequate and timely notice to the Secretary of the Company. To be adequate, the notice must set forth certain information specified in our Bylaws (which will be provided to any stockholder upon written request) about the stockholder and the proposal and be delivered to the Secretary of the Company not less than 45 days prior to the date on which the notice of the immediately preceding year’s annual meeting of stockholders was first sent to the stockholders of the Company. If, as expected, notice of the Annual Meeting is first sent to stockholders on March 27, 2003, then such advance notice would be timely if delivered on or before February 11, 2004.

Nominations by Stockholders for Election to Board of Directors

      The Company’s Bylaws provide that nominations by stockholders of persons for election to the Board of Directors may be made by giving adequate notice to the Secretary of the Company. To be adequate, the nomination notice must set forth certain information specified in our Bylaws (which will be provided upon written request) about each stockholder submitting a nomination and each person being nominated and be delivered to the Secretary not less than 45 days prior to the date on which notice of the immediately preceding year’s annual meeting of stockholders was first sent to the stockholders of the Company. The Nominating and Corporate Governance Committee of the Board of Directors will consider persons nominated by stockholders and recommend to the full Board whether or not such nominee should be included with the Board’s nominees for election by stockholders.

Annual Report to Stockholders and Annual Report on Form 10-K

      The Company’s Annual Report to Stockholders for 2002, including consolidated financial statements for the year ended December 31, 2002, is being mailed and delivered electronically to stockholders, and made available on the Internet at the Company’s web site (www.eastman.com), concurrently with this Proxy Statement but does not form any part of the proxy solicitation material. Upon the written request of any stockholder, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the SEC. Requests may be made to Eastman Chemical Company, P.O. Box 511, Kingsport, Tennessee 37662-5075, Attention: Investor Relations. This information is also available via the Internet at the Company’s web site (www.eastman.com), and the EDGAR version of such report (with exhibits) is available at the SEC’s web site (www.sec.gov).

PROPOSALS TO BE VOTED UPON AT THE ANNUAL MEETING

ITEM 1 — ELECTION OF DIRECTORS

      The Company’s Board of Directors is divided into three classes, with the terms of office of the respective classes ending in successive years. Under the Company’s Bylaws, a director reaching age 70 during any term of office continues to be qualified to serve only until the next annual meeting of stockholders following his or her 70th birthday (or, if approved by unanimous action of the Board of Directors, until the next annual meeting following his or her 71st birthday), and, unless additional terms of office are approved by the Board of Directors in certain circumstances, the maximum number of consecutive full three-year terms of office that may be served by any director is three.

      Five directors are currently in the class for which the term in office expires at the Annual Meeting; three of these five directors have each been nominated for re-election for a new three-year term. Under the Board retirement policy, Jerry E. Dempsey, whose current term expires at the Annual Meeting, will not stand for re-election at the Annual Meeting. Under the Board term-limit policy, Marilyn R. Marks, whose current term expires at the Annual Meeting, will not stand for re-election at the Annual Meeting. One or both of the vacancies created by the retirements of Mr. Dempsey and Miss Marks may be filled by the Board prior to the 2004 Annual Meeting of Stockholders. Messrs. Hernandez and Demeritt were elected by the Board since the 2002 Annual Meeting of Stockholders to newly created Board positions in the class for which the term in office expires at the Annual Meeting. The terms of the other six directors continue after the Annual Meeting.

      The stockholders are being asked to vote on the election of three directors to the class for which the term of office shall expire at the Annual Meeting of Stockholders in 2006 and their successors are duly elected and qualified. All shares of common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If you execute and return a proxy without instruction, your shares will be voted for the election of the three nominees identified below. If any nominee is unable or unwilling to serve (which is not anticipated), the persons designated as proxies will vote your shares for the remaining nominees and for another nominee proposed by the Board or, as an alternative, the Board could reduce the number of directors to be elected at the Annual Meeting.

      The nominees have been recommended to the Board of Directors by the Nominating and Corporate Governance Committee of the Board. The Board of Directors unanimously recommends that you vote “FOR” election of the three nominees identified below.

      Set forth below is certain information regarding each director nominated for re-election or whose term in office will continue after the Annual Meeting, including the date of his first election to the Board; a description of his positions and offices with the Company (other than as a director), if any; a brief description of his principal occupation and business experience during at least the last five years; directorships and similar positions presently held by him in publicly traded and certain other companies, organizations, or associations; and his age.

NOMINEES FOR DIRECTOR Term Expiring Annual Meeting 2006

STEPHEN R. DEMERITT (director since February 2003)

Mr. Demeritt has served as Vice Chairman of the Board of General Mills, Inc. since 1999. General Mills is a leading producer of packaged consumer foods. He joined General Mills in 1969 and has served in a variety of marketing positions, including President, International Foods from 1991 to 1993 and Chief Executive Officer of Cereal Partners Worldwide, General Mills’ global cereal joint venture with Nestle, from 1993 to 1999. Mr. Demeritt is 59.

ROBERT M. HERNANDEZ (director since August 2002)

Mr. Hernandez has been Chairman of the Board of RTI International Metals, Inc. since 1990, and was Vice Chairman of the Board and Chief Financial Officer of USX Corporation from 1994 until his retirement in December 2001. He joined U.S. Steel Corporation, the predecessor of USX, in 1968, and held positions of increasing responsibility in the financial and operating organizations, including Vice President and Treasurer from 1984 to 1987, Senior Vice President and Controller from 1987 to 1989, President, U.S. Diversified Group from 1989 to 1990, Senior Vice President, Finance from 1990 to 1991, and Executive Vice President and Chief Financial Officer from 1991 to 1994. RTI, a NYSE listed company, is a leading U.S. producer of titanium mill products and fabricated-metal parts for the global market, and was affiliated with USX prior to 2000. Mr. Hernandez is also a member of the board of directors of American Casualty Excess (ACE) Ltd., Vice Chairman of the Board of Trustees of Black Rock Mutual Funds, a trustee of the University of Pittsburgh and a director of the University of Pittsburgh Medical Center Health System. Mr. Hernandez is 58.

DAVID W. RAISBECK (director since December 2000)

Mr. Raisbeck is Vice Chairman of Cargill, Incorporated, an agricultural trading and processing company. He joined Cargill in 1971 and has held a variety of merchandising and management positions focused primarily in the commodity and financial trading businesses. Mr. Raisbeck was elected President of Cargill’s Financial Markets Division in 1988, President of Cargill’s Trading Sector in 1993, a director of Cargill in 1994, Executive Vice President in 1995, and to his current position in 1999. He is also a member of the board of directors of Cardinal Health, Inc. Mr. Raisbeck is 53.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE Term Expiring Annual Meeting 2004

H. JESSE ARNELLE (director since January 1994)

Mr. Arnelle is of counsel to the Winston-Salem, North Carolina-based law firm of Womble, Carlyle, Sandridge & Rice. He was a partner of the San Francisco-based law firm of Arnelle, Hastie, McGee, Willis & Greene and its predecessor from 1985 until 1996. Mr. Arnelle is a Past Chairman of the Board of Trustees of Pennsylvania State University, a director of the National Football Foundation and Collegiate Hall of Fame, and a member of the boards of directors of Armstrong World Industries, Inc., FPL Group, Inc., Gannett Corporation, Metropolitan Series Funds, Inc., Textron, Inc., and Waste Management, Inc. Mr. Arnelle is 69.

DR. JOHN A. WHITE (director since January 1994)

Dr. White is Chancellor of, and Distinguished Professor of Industrial Engineering at, the University of Arkansas. From 1991 to 1997, he was Dean of the College of Engineering at the Georgia Institute of Technology. From July 1988 to September 1991, he was Assistant Director of the National Science Foundation in Washington, D.C., and served on the faculty of the Georgia Institute of Technology from 1975 to 1997. Dr. White is also a member of the National Science Board, a member of the National Academy of Engineering, and a member of the boards of directors of J. B. Hunt Transport Services, Inc., Logility, Inc., Motorola, Inc., and Russell Corporation. Dr. White is 63.

PETER M. WOOD (director since May 2000)

Mr. Wood is non-executive Chairman of the Board of Stone & Webster, Incorporated, an engineering and construction firm, and served as Managing Director of J.P. Morgan & Company, an investment banking firm, from 1986 until his retirement in 1996. He is also a member of the board of directors of Middlesex Mutual Assurance Company. Mr. Wood is 64.

Term Expiring Annual Meeting 2005

CALVIN A. CAMPBELL, JR. (director since January 1994)

Mr. Campbell has been Chairman of the Board and Chief Executive Officer of Goodman Equipment Corporation since 1971. Goodman Equipment designs, manufactures, and markets worldwide underground mining locomotives and personnel carriers and provides services and parts for injection molding machinery. He was also President and Chief Executive Officer of Cyprus Amax Minerals Company, a producer of copper and molybdenum, in 1992, Chairman of the Board in 1991 and 1992, and a director from 1985 through 1994. Mr. Campbell is a member of the boards of directors of Mine Safety Appliances Company and of Bulley & Andrews Company. He is also a director and former Chairman of the National Association of Manufacturers, a director of the National Mining Association, and a director and former Chairman of the Illinois Manufacturers Association, and serves as Chairman of Armour College of Engineering and Science and as a trustee of the Illinois Institute of Technology. Mr. Campbell is 68.

J. BRIAN FERGUSON (director since January 2002)

Mr. Ferguson has been Chairman of the Board and Chief Executive Officer of the Company since January 2002. He joined Eastman in 1977. Mr. Ferguson was named Vice President, Industry and Federal Affairs in 1994, became Managing Director, Greater China in 1997, was named President, Eastman Chemical Asia Pacific in 1998, became President, Polymers Group in 1999, and became President, Chemicals Group in 2001. Mr. Ferguson is 48.

DONALD W. GRIFFIN (director since May 1999)

Mr. Griffin is Chairman of the Board of Olin Corporation, a manufacturer of chemicals, metals, and ammunition. He joined Olin in 1961, served in a series of marketing and management positions prior to appointment to the position of President and Chief Operating Officer in 1994, became Chairman, President, and Chief Executive Officer in 1996, and retired as President and Chief Executive Officer in 2002. Mr. Griffin is also a member of the board of directors of Barnes Group, Inc., and serves as a trustee of the University of Evansville and the Buffalo Bill Historical Center. Mr. Griffin is 66.

Board Committees

      The Board of Directors has an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation and Management Development Committee, a Finance Committee, and a Health, Safety & Environmental and Public Policy Committee. All committee members are non-employee, independent directors. Certain committee assignments will be changed by the Board following the Annual Meeting, as indicated below.

      Audit Committee. The members of the Audit Committee are Messrs. Wood (Chair), Campbell, Hernandez, and Raisbeck, and Dr. White. After the Annual Meeting, the Audit Committee will consist of Messrs. Wood (Chair), Hernandez, and Raisbeck, and Dr. White. The Audit Committee held ten meetings during 2002. The Audit Committee:

•	has sole authority to retain and terminate the Company’s independent accountants, to approve fees and other terms of their engagement, and to approve non-audit relationships with the independent accountants;

•	has direct responsibility for oversight of the independence and performance of the independent accountants; and

•	assists the Board in fulfilling its oversight responsibilities relating to the integrity of the financial statements of the Company and of the Company’s system of internal controls, and the independence and performance of the Company’s internal auditors.

      The Board of Directors has adopted a written Audit Committee Charter, a copy of which was included as Appendix A to the Company’s Proxy Statement for the 2001 Annual Meeting of Stockholders and which is also available in the investor information section of the Eastman website (www.eastman.com). All members of the Audit Committee are “independent” as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards.

Audit Committee Report

      The Audit Committee has reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent auditors, the audited financial statements of the Company contained in the Company’s Annual Report to Stockholders for the year ended December 31, 2002. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees), as amended.

      The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (titled, “Independence Discussions with Audit Committees”), and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC.

Audit Committee

Peter M. Wood (Chair)
Calvin A. Campbell, Jr.
Robert M. Hernandez
David W. Raisbeck
John A. White

      Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee (formerly known as the Committee on Directors) are Messrs. Dempsey (Chair), Arnelle, Demeritt, and Griffin, and Miss Marks. After the Annual Meeting, the Nominating and Corporate Governance Committee will consist of Messrs. Campbell (Chair), Arnelle, Demeritt, and Griffin. The Nominating and Corporate Governance Committee held five meetings during 2002. The Nominating and Corporate Governance Committee:

•	conducts an assessment of the Board’s performance every two years, for discussion with the full Board;

•	recommends to the Board criteria for Board membership and annually reviews the Board’s composition for purposes of assessing its independence, diversity and skills;

•	annually reviews and makes recommendations regarding compensation of non-employee directors, and acts as the administrator of certain non-employee director compensation plans;

•	reviews the qualifications of candidates for Board membership and recommends to the Board the slate of director candidates to be proposed for election by stockholders at each annual meeting;

•	periodically reviews the Board’s committee structure and committee assignments and recommends to the Board any appropriate changes thereto; and

•	periodically reviews the Company’s Corporate Governance Guidelines and recommends to the Board any appropriate changes thereto, and reviews and makes recommendations to the Board on other Board and corporate governance matters.

      Compensation and Management Development Committee. The members of the Compensation and Management Development Committee (the “Compensation Committee”) are Messrs. Griffin (Chair), Arnelle, Demeritt, and Dempsey, and Miss Marks. After the Annual Meeting, the Compensation Committee will consist of Messrs. Griffin (Chair), Arnelle, Campbell, and Demeritt. The Compensation Committee held seven meetings during 2002. The Compensation Committee:

•	determines the compensation of employees who are members of the Board;

•	determines, based upon the recommendations of the Chairman and Chief Executive Officer, compensation of the Company’s other executive officers;

•	reviews proposed employee benefit plans and executive compensation plans, and acts as the administrator of certain employee benefit plans and executive compensation plans; and

•	reviews management development and succession plans relating to the Company’s senior officers.

      Finance Committee. All of the directors except Mr. Ferguson are members, and Mr. Raisbeck is the Chair, of the Finance Committee. The Finance Committee held five meetings during 2002. The Finance Committee:

•	reviews the Company’s short- and long-term financing plans, its financial position and forecasts, and its capital expenditure budgets and certain capital projects;

•	reviews transactions, such as acquisitions and divestitures, that may have a material impact on the Company’s financial profile;

•	makes recommendations to the Board regarding those matters and regarding dividends; and

•	reviews the results of the Eastman Retirement Assistance Plan (the Company’s defined benefit pension plan) and the activities of the Eastman Retirement Assistance Plan Committee.

      Health, Safety & Environmental and Public Policy Committee. All of the directors except Mr. Ferguson are members, and Miss Marks is the Chair, of the Health, Safety & Environmental and Public Policy Committee. After the Annual Meeting, Mr. Arnelle will serve as Chair of the Health, Safety & Environmental and Public Policy Committee. The Health, Safety & Environmental and Public Policy

Committee held two meetings during 2002. The Health, Safety & Environmental and Public Policy Committee:

•	reviews and makes recommendations to the Board regarding the Company’s policies and practices, and public policy, concerning health, safety, and environmental matters;

•	reviews with the Company’s management and reports to the Board on the Company’s health, safety, and environment assessment practices, and its processes for complying with related laws and regulations and on health, safety, and environmental matters involving the Company, including any significant liabilities or anticipated expenditures with respect thereto;

•	reviews and makes recommendations to the Board regarding certain significant matters of public policy concerning the Company, and periodically reviews with management the Company’s list of public policy issues; and

•	monitors and periodically reports to the Board on federal and state legislative and regulatory initiatives and the Company’s lobbying and advocacy activities.

Meeting Attendance

      The Board of Directors held seven meetings during 2002. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which he or she served (during the period that he or she served).

Director Compensation

      Directors’ Annual Compensation. Currently, each director who is not an employee of the Company receives an annual cash retainer fee of $30,000. In addition, each such director receives a fee of $1,100 for each Board meeting attended and for each committee meeting attended, and reimbursement of expenses related to attendance. The chairperson of each committee receives an additional annual retainer of $5,000.

      Effective after the Annual Meeting, each non-employee director will receive the following fees, in addition to payment or reimbursement of expenses related to attendance:

Annual Cash Retainer for Serving as Director	$41,000

Each Board of Directors Meeting Attended	1,500

Each Committee Meeting Attended	1,500

Annual Retainer for Serving as Chair of Audit Committee	8,000

Annual Retainer for Serving as Chair of Compensation and Management Development Committee	5,000

Annual Retainer for Serving as Chair of Finance Committee	5,000

Annual Retainer for Serving as Chair of Health, Safety & Environmental and Public Policy Committee	5,000

Annual Retainer for Serving as Chair of Nominating and Corporate Governance Committee	5,000

Annual Retainer for Serving as a Member of the Audit Committee	8,000

Annual Retainer for Serving as a Member of the Compensation and Management Development Committee	3,000

Annual Retainer for Serving as a Member of the Nominating and Corporate Governance Committee	3,000

      Non-employee directors are also entitled to compensation on a “per diem” basis for significant time spent outside of Board or committee meetings for director training, interviewing director candidates, meeting with Company management, or other meetings or activities deemed necessary by the Board or one of its committees, with each such fee equal in amount to the meeting fee then in effect.

      Directors who are also employees of the Company receive no Board or committee fees.

      Director Long-Term Compensation Plan. The Company’s 2002 Director Long-Term Compensation Plan (the “DLTP”) provides for an automatic one-time restricted stock award and annual option grants and restricted stock awards to each non-employee director. (The DLTP replaced the 1999 Director Long-Term Compensation Plan, which was substantially similar to the DLTP. Under a prior plan, the 1994 Director Long-Term Compensation Plan, each non-employee director received a one-time restricted stock award and option grant on the first day of his or her initial term of service as a director.) The maximum number of shares of common stock that may be granted or subject to awards under the DLTP is 200,000, subject to adjustment in the event of stock splits, stock dividends, or changes in capital structure affecting common stock. No award may be made under the DLTP after the later of May 1, 2007 or the 2007 Annual Meeting of Stockholders of the Company.

           Annual Option Grants. Under the DLTP, immediately following each annual meeting of stockholders, each non-employee director receives a non-qualified stock option to purchase 2,000 shares of Eastman common stock. Such options have an exercise price equal to the fair market value of the underlying shares of common stock on the date the options are granted. The options vest and become exercisable with respect to one-half of the option shares on the first anniversary of the date of the grant and with respect to the remaining shares on the second anniversary of the date of the grant. Each such option has a term of ten years and is nonassignable (except by will or the laws of descent and distribution). If the grantee ceases to be a director for any reason other than death, disability or completion of his or her normal term of service, all outstanding unexercised options, whether or not vested, will expire.

           If an option is exercised by the surrender of previously-owned shares of Eastman common stock while the director is still a director or within 60 days thereafter, then the director exercising the option will be granted a new “reload” option for the number of shares so surrendered. Such reload option will have a term equal to the remaining term of the original option, will have an exercise price equal to the fair market value of the underlying shares as of the date of exercise of the original option, and will otherwise have the same terms and conditions as the original option. Reload options will not, however, have similar replacement rights, and will be exercisable on the earlier of six months from the date of grant or the date of the grantee’s termination as a director.

           Annual Restricted Stock Awards. Immediately following each annual meeting of stockholders, each non-employee director is granted an award of shares of common stock having a fair market value equal to $5,000 as of such date, subject to certain restrictions. The restricted shares are not transferable (except by will or the laws of descent and distribution) and are subject to forfeiture until the earlier of: (i) the third anniversary of grant (provided the grantee is still a director), (ii) death, disability or resignation due to term limit or retirement age during the three years after grant, or (iii) departure from the Board at the end of the term of service to which elected. If none of the three alternative vesting events occurs by the third anniversary of the grant date, then the shares are forfeited. During the restricted period, the director has all of the rights of a stockholder (other than the right to transfer the shares) with respect to the restricted shares, including voting and dividend rights.

           One-Time Restricted Stock Awards. In addition to the options and restricted shares described above, each non-employee director is granted, on the first date of such director’s term of service as a director, an award of shares of common stock having a fair market value equal to $10,000 as of such date, subject to certain restrictions. These restricted shares are not transferable (except by will or the laws of descent and distribution) and are subject to forfeiture until the earlier of: (i) the third anniversary of grant (provided the grantee is still a director), (ii) death, disability or resignation due to term limit or retirement age during the three years after grant, or (iii) failure to be reelected as a director during the three years after grant. If none of the three alternative vesting events occurs by the third anniversary of the grant date, then the shares are forfeited. During the restricted period, the director has all of the rights of a stockholder (other than the right to transfer the shares) with respect to the restricted shares, including voting and dividend rights.

           Treatment of Options and Restricted Stock Upon “Change In Control.” The DLTP contains provisions regarding the treatment of options and restricted shares in the event of a “change in control” of the

Company (as defined in the DLTP, generally involving circumstances in which the Company is acquired by another entity or its controlling ownership is changed). In such event, all outstanding options would immediately vest and become exercisable and all outstanding shares of restricted stock would immediately vest and become transferable, and such options and shares would be valued and cashed out on the basis of the change in control price as soon as practicable but in no event more than 90 days after the change in control. However, the Nominating and Corporate Governance Committee has the discretion, notwithstanding any particular event constituting a change in control, to determine that the event is of the type that does not warrant the described consequences with respect to options and restricted shares under the DLTP, in which case such consequences would not occur.

      Non-Employee Director Stock Option Plan. Under the Company’s 1996 Non-Employee Director Stock Option Plan (the “Director Stock Option Plan”), each non-employee director may elect to receive options to purchase Eastman common stock in lieu of his or her annual retainer (but not meeting fees or other compensation as a director). A maximum of 150,000 shares of common stock are available for the grant of stock options under the Director Stock Option Plan, subject to adjustment in the event of stock splits, stock dividends or changes in capital structure affecting common stock. No grant may be made under the Director Stock Option Plan after May 2, 2006.

           Options In Lieu of Retainer Fees. Each non-employee director may make an annual advance irrevocable election to receive all or a portion of his or her retainer to be earned in the following year in options to purchase Eastman common stock. The number of shares of common stock underlying stock options granted is determined by multiplying the amount of the annual retainer the director elects to receive in stock options by three and one-third, then dividing by the fair market value per share of common stock on the date the options are granted. The exercise price per share of all stock options granted under the Director Stock Option Plan is the fair market value per share of common stock on the grant date. Options granted under the Director Stock Option Plan are not exercisable until six months from the date of grant, and remain exercisable thereafter until the tenth anniversary of the date of grant, regardless of whether the participant is still a director.

           Treatment of Options Upon “Change In Control.” Upon the occurrence of a “change in control” of the Company (as defined in the Director Stock Option Plan, generally circumstances in which the Company is acquired by another entity or its controlling ownership is changed), any and all outstanding options under the Director Stock Option Plan become immediately exercisable.

      Directors’ Deferred Compensation Plan. The Company maintains the Directors’ Deferred Compensation Plan (the “DDCP”), an unfunded, non-qualified, deferred compensation plan under which non-employee directors of the Company may elect to defer compensation received as a director until such time as they cease to serve as a director. Non-employee directors may make an annual advance irrevocable election to defer compensation for services to be rendered the following year. Compensation that may be deferred includes all cash compensation for service as a director, including retainer, meeting, and “per diem” fees.

           Terms of Deferral of Director Compensation. The deferred amounts may be credited to individual “Interest Accounts” under the DDCP (which are credited with interest until transfer or distribution at the prime rate as quoted in The Wall Street Journal), to individual “Stock Accounts” under the DDCP (which increase or decrease in value depending upon the market price of Eastman common stock), or to a combination thereof. Under the Stock Account, dollar amounts are “invested” in hypothetical shares of the Company’s common stock. If cash dividends are declared on shares of common stock, then any participant who has hypothetical shares in his or her Stock Account receives a dividend equivalent which is used to “purchase” additional hypothetical shares under the DDCP. A participant may elect to transfer the dollar amount of all or any portion of his or her Stock Account to the Interest Account, or vice versa.

           Upon termination as a director, the value of a participant’s Interest Account and Stock Account will be paid, in cash, in a single lump sum or up to ten annual installments, as determined in the sole discretion of the Nominating and Corporate Governance Committee. Payment will commence in any year up through the tenth year following termination of directorship, as determined by the Nominating and Corporate Governance

Committee, except that payment must commence no later than the year in which the participant reaches age 71.

           The DDCP provides that a participant, whether or not still a director, may request that part or all of such participant’s Interest Account and Stock Account be distributed immediately in the event of a severe financial hardship. The determination of whether a hardship exists will be made by the Nominating and Corporate Governance Committee.

           The DDCP also provides that a participant may withdraw at any time all or a portion of his or her balances in the Interest Account and Stock Account, provided that the participant forfeits 10% of the balance of his or her accounts and will not be permitted to participate in the DDCP for a period of 36 months from the date of the early withdrawal payment. In addition, if, within any six month period, either 50% or more of the DDCP participants elect such early withdrawal from the DDCP or 20% or more of DDCP participants with aggregate account balances valued at 50% or more of the total value of all DDCP accounts elect such early withdrawal, then the accounts of each remaining DDCP participant will be distributed in a single lump sum.

           Treatment of Deferred Compensation Upon “Change In Control.” If the Company undergoes a “change in control” (as defined in the DDCP, generally circumstances in which the Company is acquired by another entity or its controlling ownership is changed), then the accounts of each participant, whether or not the participant is still a director, will be paid in a single lump sum no later than 90 days following the change in control.

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Audit Committee of the Board of Directors has retained PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of the Company and its subsidiaries for the year ended December 31, 2003.

      PricewaterhouseCoopers LLP also served as the Corporation’s independent accountants for the years ended December 31, 2002 and 2001, and has billed the Company the following amounts for professional services rendered during 2002 and 2001:

Audit Fees: $1,716,728, in the aggregate, for the year ended December 31, 2002, and $1,640,077, in the aggregate, for the year ended December 31, 2001, for professional services rendered for the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, issuance of a comfort letter, and assistance with review of documents filed with the SEC.

Audit-Related Fees: $143,269, in the aggregate, for the year ended December 31, 2002, and $1,015,259, in the aggregate, for the year ended December 31, 2001, for assurance and related services, including employee benefit plan audits, information system reviews performed in connection with the audits, consultations concerning financial accounting and reporting standards, and audits related to the Company’s efforts in 2001 to spin-off the specialty chemicals and plastics businesses.

Tax Fees: $1,459,998, in the aggregate, for the year ended December 31, 2002, and $3,364,901, in the aggregate, for the year ended December 31, 2001, for services related to tax compliance, including preparation of tax returns and claims for refunds, tax planning and tax advice, assistance with respect to tax audits, advice related to the Company’s efforts in 2001 to spin-off the specialty chemicals and plastics businesses, and requests for rulings for technical advice from tax authorities.

All Other Fees: $105,985, in the aggregate, for the year ended December 31, 2002, and $29,000, in the aggregate, for the year ended December 31, 2001, for all services other than those covered above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees.” “All Other Fees” were for services rendered for internal control reviews not performed in connection with the audits, valuation advisory services, technology licensing, and human resource consulting services.

      All auditing and non-audit services provided to the Company by the independent accountants are pre-approved by the Audit Committee. At the beginning of each year, the Audit Committee reviews and approves all known audit and non-audit services and fees to be provided by and paid to the independent accountants. During the year, specific non-audit service engagements previously approved by the Audit Committee with fees of less than $100,000 are also approved by the Chief Financial Officer, and those with fees of greater than $100,000 by the Chair of the Audit Committee, and any non-audit services or fees not previously approved by the Audit Committee are approved in advance by the Audit Committee. In addition, during the year the Chief Financial Officer and the Audit Committee monitor actual fees to the independent accountants for audit and non-audit services.

      The stockholders are being asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP. All shares of common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If you execute and return a proxy without instruction, your shares will be voted for ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company.

      A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement on behalf of the firm if he desires to do so. The representative is also expected to be available to respond to appropriate questions from stockholders.

      The Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.

STOCKHOLDER PROPOSAL

      The following stockholder proposal has been submitted for a vote of the stockholders at the Annual Meeting. The proposal and the proponent’s supporting statement are set forth below along with the Company’s reasons for recommending a vote “AGAINST” the proposal. All shares of common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If you execute and return a proxy without instruction concerning the proposal, your shares will be voted against adoption of the proposal.

ITEM 3 — PROPOSAL TO STUDY POTENTIAL HEALTH RISKS FROM CELLULOSE

ACETATE FIBERS

      Stockholder Trinity Health, 34605 Twelve Mile Road, Farmington Hills, Michigan 48336, holder of 2,210 shares of Eastman common stock, has given notice that it intends to submit the following proposal and supporting statement:

      WHEREAS Eastman Chemical is a major producer of cellulose acetate tow, which is used in the manufacture of cigarette filters:

•	During smoking, cigarette filter fibers become coated with carcinogen-laden deposits from cigarette smoke;
•	Also cellulose acetate cigarette filter fibers can dislodge from cigarettes and become transported into the lungs of consumers;
•	Scientists at the Roswell Park Cancer Institute have demonstrated the presence of cigarette filter fibers like the ones this company manufactures in the lungs of smokers;
•	These scientists have hypothesized that such fibers in the lungs of smokers might serve as reservoirs for carcinogens over a long period of time. This suggests that cellulose acetate filters may contribute to diseases caused by cigarettes in smokers;
•	If cellulose acetate filters contribute to cigarette-caused disease, Eastman Chemical may be liable for injuries to smokers as the tobacco litigation net gets thrown wider and wider;
•	The importance of studying the health impact of Eastman Chemical’s cigarette filters is highlighted by a recent federal appeals court decision supporting a Massachusetts State law requiring tobacco companies to disclose the ingredients in their products. The law requires tobacco companies to submit lists and amounts of substances added so that they can be studied and the public warned about additional health risks.

      RESOLVED: That shareholders request that management conduct a study examining possible health risks posed by our filter tows among consumers who smoke cigarettes with cellulose acetate filters. This study shall include a review of all information known or available to the company on this subject but need not involve any new primary research. The study and any recommendations that emerge from it are to be completed within one year of the 2003 Annual Meeting. Copies of the complete report shall be made available to requesting shareholders.

Supporting Statement of Proponent

      Cigarette smoke contains dozens of potent carcinogens. Cellulose acetate fibers that are supposed to trap these poisons can themselves be transported into the lungs, laden with these dangerous substances. We believe this resolution and the study it requests are in the best interests of consumers as well as in the interests of our company and shareholders.

      Certainly it is in our interest as management and investors to be fully informed about any and all health risks to smokers to which Eastman Chemical contributes. We need to know, for example, if our products are deemed to contribute to cancer or if we may be faced with legal and financial liabilities. It is only fair to consumers as well that they are fully aware of all of the dangers of smoking.

      If you believe that Eastman Chemical and its shareholders should be fully apprised as to whether the cellulose acetate tow the company sells to the cigarette manufacturers is contributing to the various illnesses caused by cigarettes, please vote YES in support of this resolution.

Response of the Company

      The proposal concerns substantially the same subject matter as proposals concerning our acetate tow product line which have been submitted in past years by the proponent and other members of the Interfaith Center on Corporate Responsibility. Your management’s views on the current proposal are the same as those it had concerning these previous proposals, which views have consistently been supported overwhelmingly by stockholders. A proposal identical to the current proposal was submitted last year and was supported by only 7.6% of the votes cast and 6.7% of the shares represented at the 2002 Annual Meeting of Stockholders.

      In addition, original research recently performed by Eastman and reported in peer-reviewed scientific journal articles (“Inertial Impactors to Measure Aerodynamic Diameter of Man-Made Fibers,” Aerosol Science and Technology Journal, Vol. 36, No. 2 (Feb. 2002), pages 166-177, and “Aerodynamic Diameter Measurement of Cellulose Acetate Fibers from Cigarette Filters: What is the Potential for Human Exposure?”, Inhalation Toxicology, 14:247-262 (2002)) is directly responsive to and goes beyond what is called for in the proposal. Eastman has made the proponent aware of this research, has provided the proponent with copies of the published journal articles, and has presented its belief that the research and publications address everything requested in the stockholder proposal and demonstrate the Company’s responsible corporate approach to issues concerning the acetate tow product line. The proponent, however, has declined the Company’s request that the proposal be withdrawn.

      The Board of Directors unanimously recommends that you vote “AGAINST” adoption of this proposal.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Common Stock

      The table below sets forth certain information regarding the beneficial ownership of Eastman common stock as of December 31, 2002 by each current director, by each executive officer named in the Summary Compensation Table (under “Executive Compensation — Compensation Tables”), and by the current directors, the named executive officers, and the other current executive officers as a group.

	Number of Shares of
	Common Stock Beneficially
Name	Owned(1)(2)

J. Brian Ferguson	90,342	(3)

Theresa K. Lee	33,547	(4)

Roger K. Mowen, Jr.	53,014	(5)

James P. Rogers	390,720	(6)

Allan R. Rothwell	80,887	(7)

H. Jesse Arnelle	4,294	(8)

Calvin A. Campbell, Jr.	8,656	(9)

Stephen R. Demeritt	293	(10)

Jerry E. Dempsey	11,557	(11)

Donald W. Griffin	3,397	(12)

Robert M. Hernandez	2,224	(13)

Marilyn R. Marks	8,974	(14)

David W. Raisbeck	1,428	(15)

John A. White	8,791	(16)

Peter M. Wood	4,398	(17)

Current directors, named executives, and other current executive officers as a group (18 persons)	749,355	(18)

(1) Information relating to beneficial ownership is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the SEC. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership (such as by exercise of options) within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares of common stock referred to in the table.
(2) The percentage of the shares of common stock outstanding as of December 31, 2002 beneficially owned by the current directors, the named executive officers, and the other current executive officers as a group and by any individual director or executive officer does not exceed one percent of the outstanding shares of common stock. Shares not outstanding which are subject to options exercisable within 60 days by persons in the group or a named individual are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of common stock owned by the group or such individual.
(3) Includes 53,870 shares that may be acquired upon exercise of options, 578 shares allocated to Mr. Ferguson’s ESOP account, and 28,020 restricted shares that generally vest as to one-third of the shares on each of October 7, 2005, 2006 and 2007, but as to which Mr. Ferguson currently has voting power.
(4) Includes 30,740 shares that may be acquired upon exercise of options and 740 shares allocated to Ms. Lee’s ESOP account.
(5) Includes 49,342 shares that may be acquired upon exercise of options and 784 shares allocated to Mr. Mowen’s ESOP account.
(6) Includes 218,250 shares that may be acquired upon exercise of options, 532 shares allocated to Mr. Rogers’ ESOP account, and 11,300 restricted shares that generally vest in August 2003 but as to which Mr. Rogers currently has voting power. Also includes 144,825 shares owned by the Eastman Chemical Company Foundation, Inc., of which shares Mr. Rogers may also be deemed a beneficial owner by virtue of his shared voting and investment power as a director of the foundation.
(7) Includes 75,650 shares that may be acquired upon exercise of options and 770 shares allocated to Mr. Rothwell’s ESOP account.
(8) Includes 3,278 shares that may be acquired upon exercise of options, 95 restricted shares that generally vest on May 3, 2004, but as to which Mr. Arnelle currently has voting power, and 111 restricted shares that generally vest on May 2, 2005, but as to which he currently has voting power.
(9) Includes 3,578 shares that may be acquired upon exercise of options, 95 restricted shares that generally vest on May 3, 2004, but as to which Mr. Campbell currently has voting power, and 111 restricted shares that generally vest on May 2, 2005, but as to which he currently has voting power.

(10) As of February 1, 2003, the date of Mr. Demeritt’s election to the Board. Restricted shares that generally vest on February 1, 2006, but as to which Mr. Demeritt currently has voting power.
(11) Includes 5,822 shares that may be acquired upon exercise of options, 95 restricted shares that generally vest on May 3, 2004, but as to which Mr. Dempsey currently has voting power, and 111 restricted shares that generally vest on May 2, 2005, but as to which he currently has voting power.
(12) Includes 3,000 shares that may be acquired upon exercise of options, 95 restricted shares that generally vest on May 3, 2004, but as to which Mr. Griffin currently has voting power, and 111 restricted shares that generally vest on May 2, 2005, but as to which he currently has voting power.
(13) Includes 224 restricted shares that generally vest on August 23, 2005, but as to which Mr. Hernandez currently has voting power.
(14) Includes 5,758 shares that may be acquired upon exercise of options, 95 restricted shares that generally vest on May 3, 2004, but as to which Miss Marks currently has voting power, and 111 restricted shares that generally vest on May 2, 2005, but as to which she currently has voting power.
(15) Consists of 1,000 shares that may be acquired upon exercise of options, 222 restricted shares that generally vest on December 7, 2003, but as to which Mr. Raisbeck currently has voting power, 95 restricted shares that generally vest on May 3, 2004, but as to which Mr. Raisbeck currently has voting power, and 111 restricted shares that generally vest on May 2, 2005, but as to which he currently has voting power.

(16) Includes 5,188 shares that may be acquired upon exercise of options, 95 restricted shares that generally vest on May 3, 2004, but as to which Dr. White currently has voting power, and 111 restricted shares that generally vest on May 2, 2005, but as to which he currently has voting power.
(17) Includes 2,000 shares that may be acquired upon exercise of options, 192 restricted shares that generally vest on May 4, 2003, but as to which Mr. Wood currently has voting power, 95 restricted shares that generally vest on May 3, 2004, but as to which Mr. Wood currently has voting power, and 111 restricted shares that generally vest on May 2, 2005, but as to which he currently has voting power. Also includes 1,000 shares held by Mr. Wood’s spouse, as to which shares Mr. Wood disclaims beneficial ownership.
(18) Includes a total of 488,996 shares that may be acquired upon exercise of options and 4,986 shares allocated to executive officers’ ESOP accounts. Includes shares and options held by the spouse of an executive officer not named above, as to which shares and options such executive officer disclaims beneficial ownership. Includes 144,825 shares owned by the Eastman Chemical Company Foundation, Inc., of which shares Mr. Rogers and one other executive officer not named above may each be deemed a beneficial owner by virtue of their shared voting and investment power as directors of the Foundation.

Common Stock and Common Stock Units

      In addition to shares of Eastman common stock beneficially owned, the executive officers have units of common stock (“Common Stock Units”) credited to their individual Stock Accounts in the Eastman Executive Deferred Compensation Plan (the “EDCP”), and certain of the directors have Common Stock Units credited to their individual Stock Accounts in the DDCP. See “Item 1 — Election of Directors — Director Compensation — Directors’ Deferred Compensation Plan,” “Executive Compensation — Compensation Tables — Summary Compensation Table” and “— Compensation and Management Development Committee Report on Executive Compensation.”

      The table below shows, for each current director and each executive officer named in the Summary Compensation Table, and for the current directors, the named executive officers, and the other current executive officers as a group, the aggregate of the number of shares of common stock beneficially owned by such person and group, as set forth in the preceding table, and the number of Common Stock Units credited to the Stock Accounts of such person and group as of December 31, 2002. Common Stock Units represent hypothetical “investments” in Eastman common stock. The value of one Common Stock Unit is equal to the market value of one share of Eastman common stock. Although the DDCP and EDCP allow Common Stock Units to be paid out only in the form of cash, and not in shares of common stock, Common Stock Units create essentially the same stake in the market performance of the Company’s common stock as do actual shares of common stock. As a result, Common Stock Units are counted with certain shares of common stock beneficially owned (excluding certain shares that may be deemed beneficially owned under SEC rules, such as shares underlying options, shares owned by the individual’s spouse, and shares over which the individual shares voting and investment power, but in which the individual has no pecuniary interest) for purposes of the Company’s stock ownership guidelines — three times annual base pay for the Chief Executive Officer, two times annual base pay for the other executive officers named in the Summary Compensation Table, and three times the annual retainer fee for non-employee directors. See “Executive Compensation — Compensation and Management Development Committee Report on Executive Compensation.” The table below is included to provide a better indication of the stake of the named individuals, and of the group, with respect to Eastman common stock.

Number of Shares of
Common Stock and
Common Stock Units
Name	Beneficially Owned

J. Brian Ferguson	91,403

Theresa K. Lee	40,124

Roger K. Mowen, Jr.	65,630

James P. Rogers	460,820 (1)

Allan R. Rothwell	86,902

H. Jesse Arnelle	6,652

Calvin A. Campbell, Jr.	8,656

Stephen R. Demeritt	293

Jerry E. Dempsey	11,557

Donald W. Griffin	3,397

Robert M. Hernandez	2,224

Marilyn R. Marks	10,192

David W. Raisbeck	3,862

John A. White	13,907

Peter M. Wood	4,398

Current directors, named executives, and other current executive officers as a group (18 persons)	859,575 (2)

(1)	Includes 144,825 shares owned by the Eastman Chemical Company Foundation, Inc., over which shares Mr. Rogers shares voting and investment power as a director of the Foundation but in which shares Mr. Rogers has no pecuniary interest.
(2)	Includes 144,825 shares owned by the Eastman Chemical Company Foundation, Inc., over which shares Mr. Rogers and one other executive officer not named above share voting and investment power as directors of the Foundation but in which shares such executive officers have no pecuniary interest.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information regarding the only known beneficial owners of more than 5% of Eastman common stock as of December 31, 2002.

	Number of Shares of	Percent
	Common Stock	of
Name and Address of Beneficial Owner	Beneficially Owned	Class(1)

AXA Financial, Inc.	9,952,243 (2)	12.84%
1290 Avenue of the Americas
New York, New York 10104

Dodge & Cox	6,689,235 (3)	8.63%
One Sansome St., 35th Floor
San Francisco, California 94104

(1)	Based upon the number of shares of common stock outstanding and entitled to be voted at the Annual Meeting as of the record date.
(2)	As of December 31, 2002, based on a Schedule 13G filed with the SEC by AXA Financial, Inc., an investment company, and certain investment advisor, insurance company, and broker-dealer subsidiaries of AXA Financial. According to the Schedule 13G, AXA Financial and such subsidiaries together have sole investment power with respect to all of such shares, sole voting power with respect to 5,655,681 of such shares, and shared voting power with respect to 981,242 of such shares.
(3)	As of December 31, 2002, based on a Schedule 13G filed with the SEC by Dodge & Cox, an investment advisor. According to the Schedule 13G, Dodge & Cox has sole investment power with respect to all of such shares, sole voting power with respect to 6,145,675 of such shares, and shared voting power with respect to 132,500 of such shares.

EXECUTIVE COMPENSATION

Compensation Tables

      The following Summary Compensation Table sets forth certain information concerning compensation of Eastman Chemical Company’s Chief Executive Officer and each of the company’s four other most highly compensated executive officers for 2002:

Summary Compensation Table

		Annual Compensation(1)

Name and Principal				Other Annual
Position	Year	Salary(2)	Bonus(3)	Compensation(4)

J. Brian Ferguson(8)	2002	$689,051	$318,416	$86
Chairman and Chief	2001	375,268	0	98,132
Executive Officer	2000	332,450	324,314	88,038
(effective January 1, 2002)
Allan R. Rothwell	2002	443,448	200,807	205
Executive Vice	2001	404,763	0	2,689
President and	2000	359,500	197,775	2,784
President, Voridian Division
James P. Rogers (10)	2002	428,099	135,488	4,083
Senior Vice	2001	384,981	25,000	6,154
President, Chief	2000	357,500	306,323	2,100
Financial Officer, and
Chief Operations
Officer, Eastman
Division
Roger K. Mowen, Jr.	2002	378,438	123,559	205
Senior Vice President,	2001	326,013	50,000	779
Global Developing	2000	284,450	246,314	1,163
Businesses and
Corporate Strategy
Theresa K. Lee	2002	281,388	60,909	1,384
Senior Vice President,	2001	251,251	50,000	1,639
General Counsel and	2000	235,250	138,781	1,828
Secretary

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term Compensation

	Awards		Payouts

	Restricted Stock	Securities	Long-Term
Name and Principal	Awards	Underlying	Incentive Plan	All Other
Position	($)(5)	Options(#)	Payouts($)(6)	Compensation(7)

J. Brian Ferguson(8)	$1,000,034(9)	200,000	$296,736	$34,453
Chairman and Chief	0	22,500	32,138	34,224
Executive Officer	0	15,000	24,659	17,500
(effective January 1, 2002)
Allan R. Rothwell	0	49,200	296,736	24,172
Executive Vice	0	22,500	208,900	29,318
President and	0	15,000	218,411	18,921
President, Voridian Division
James P. Rogers (10)	507,822(11)	49,200	296,736	21,405
Senior Vice	469,628(11)	22,500	0	33,543
President, Chief	520,506(11)	15,000	0	20,395
Financial Officer, and
Chief Operations
Officer, Eastman
Division
Roger K. Mowen, Jr.	0	37,400	172,646	20,172
Senior Vice President,	0	15,000	117,841	29,211
Global Developing	0	8,800	77,501	14,974
Businesses and
Corporate Strategy
Theresa K. Lee	0	25,000	124,090	14,069
Senior Vice President,	0	8,800	52,860	21,496
General Counsel and	0	6,200	42,273	12,382
Secretary

(1)	Includes both amounts paid for the indicated years and amounts earned during the indicated years but deferred under the Executive Deferred Compensation Plan.
(2)	Total cash compensation is targeted at competitive levels. Base salary, as a component of total cash compensation, is targeted at below competitive base pay levels, and the difference between base salary and competitive base pay levels is made variable under the Eastman Performance Plan. See “Bonus” column and “Compensation and Management Development Committee Report on Executive Compensation.”
(3)	Cash payments in the year following for services rendered in the year indicated under the Eastman Performance Plan and the Unit Performance Plan for 2002, and for 2000 under the Eastman Performance Plan, Annual Performance Plan, and Unit Performance Plan. The Eastman Performance Plan and Annual Performance Plan are both variable pay programs which make a portion of participants’ total annual compensation dependent upon the success of the Company. The Unit Performance Plan is a variable pay program which makes a portion of participants’ total annual compensation dependent upon organizational and individual performance. For 2002, the portion of target annual compensation that was made variable under the Eastman Performance Plan and Unit Performance Plan was: 45% for Mr. Ferguson, 40% for Messrs. Rothwell and Rogers, 35% for Mr. Mowen, and 30% for Ms. Lee. For 2001, no awards were made under the Eastman Performance Plan, the Unit Performance Plan, or the Annual Performance Plan. Amounts in the “Bonus” column also include special recognition awards paid to Messrs. Rothwell and Mowen in 2002, Ms. Lee in 2001, and Mr. Rogers in 2001 and 2000; awards paid to Mr. Mowen in 2001 and 2000 under a compensation program for employees supporting Company initiatives in e-business and digital business ventures; and an award to Mr. Rothwell in 2002 under an incentive program for all Voridian Division employees. See “Compensation and Management Development Committee Report on Executive Compensation.”
(4)	Includes amounts reimbursed for payment of taxes on certain compensation and benefits, and for 2001 and 2000, the portion of interest accrued on deferred compensation under the Executive Deferred Compensation Plan at a rate that exceeded 120 percent of the then-applicable federal long-term rate. The amounts reported for Mr. Ferguson for 2001 and 2000 also include tax gross-up payments attributed to an overseas assignment.
(5)	Represents fair market value of awards of restricted stock, based upon the closing price of the common stock on the New York Stock Exchange on the date of grant. At December 31, 2002, Mr. Ferguson and Mr. Rogers held 28,020 and 11,300 restricted shares of common stock, respectively, with a fair market value of $1,030,295 and $415,501, respectively, based on the per share closing price of the common stock on the New York Stock Exchange on December 31, 2002. Dividends are paid on these shares as and when dividends are paid on common stock.
(6)	Represents fair market value of payout during the year following of stock earned under performance shares awarded at the beginning of the three-year performance period ended in the year indicated, with shares earned based upon total return to stockholders during the three-year performance period relative to that of peer companies. The payout, unless deferred at the election of the participant, is in the form of unrestricted shares of Eastman common stock. The amount reported represents the fair market value of the shares earned, based upon the per share closing price of the common stock on the New York Stock Exchange on the payment date. Mr. Rogers was first awarded performance shares for the 2000-2002 performance period, and was not eligible to receive payouts for the performance periods ended 2000 and 2001. See “Compensation and Management Development Committee Report on Executive Compensation.”
(7)	The amounts are annual Company contributions to the accounts of Messrs. Ferguson, Rothwell, and Mowen, and Ms. Lee in the Eastman Investment Plan, a 401(k) retirement plan, and in the Executive Deferred Compensation Plan, and to Mr. Rogers’ accounts in the Eastman ESOP and Executive Deferred Compensation Plan. Under the terms of his employment, the Company waived the then-normal time of service condition for participation under the ESOP for Mr. Rogers. Beginning in 2001, the formula for calculating annual Company contributions for all employees was changed in order to align the calculation more closely with Company retirement plans. Accordingly, the annual Company contributions for 2002 and for 2001 were based upon actual compensation paid during the calendar year, rather than target annual compensation. See “Compensation and Management Development Committee Report on Executive Compensation.”
(8)	During 2001, Mr. Ferguson was President, Chemicals Group, and during 2000 he was President, Polymers Group.
(9)	Mr. Ferguson was awarded 28,020 restricted shares of common stock with restrictions lapsing as to one-third of the shares on the third anniversary of the award date, one-third of the shares on the fourth anniversary of the award date, and the remainder of the shares on the fifth anniversary of the award date. These shares are also subject to forfeiture in the event of termination for an unapproved reason, or violation of specific prohibitions concerning competition, confidentiality, and other activity adverse to the interests of the Company.

(10)	Before he joined the Company in August 1999, Mr. Rogers was Executive Vice President and Chief Financial Officer of GAF Corporation and of certain affiliated and successor entities of GAF, including G-I Holdings, Inc. On January 5, 2001, G-I Holdings announced that it had filed a voluntary petition for reorganization under Chapter 11 of the U. S. Bankruptcy Code in the U. S. Bankruptcy Court for the District of New Jersey to resolve asbestos liability claims. This information is included in this Proxy Statement pursuant to Item 7(b) of Regulation 14A of the SEC’s proxy rules, which requires the description of the filing of a petition in bankruptcy during the past five years by a corporation of which an executive officer of the Company was an executive officer within two years before the time of such filing.

(11)	In August of each year, Mr. Rogers was awarded 11,300 restricted shares of common stock, with restrictions lapsing on the first anniversary of the award.

      The following table sets forth certain information regarding options granted during 2002 under the Omnibus Long-Term Compensation Plan to the individuals named in the Summary Compensation Table:

Option Grants in Last Fiscal Year

	Individual Grants

		Percentage of Total
	Number of	Options/SARs
	Securities	Granted to	Exercise or
	Underlying Options	Employees in	Base Price	Expiration
Name	Granted(2)	Fiscal Year	Per Share	Date

J. B. Ferguson	200,000	11.18%	$47.55	04/04/12

A. R. Rothwell	49,200	2.75%	47.55	04/04/12

J. P. Rogers	49,200	2.75%	47.55	04/04/12

R. K. Mowen, Jr.	37,400	2.09%	47.55	04/04/12

T. K. Lee	25,000	1.40%	47.55	04/04/12

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Potential Realizable Value at
	Assumed Annual Rates of
	Stock Price Appreciation for
	Option Term(1)

Name	0%(3)	5%(4)	10%(5)

J. B. Ferguson	$0	$5,980,788	$15,156,491

A. R. Rothwell	0	1,471,274	3,728,497

J. P. Rogers	0	1,471,274	3,728,497

R. K. Mowen, Jr.	0	1,118,407	2,834,264

T. K. Lee	0	747,598	1,894,561

(1)	The dollar amounts under these columns are the result of calculations projected for the term of each individual grant, assuming 0%, and the 5% and 10% rates set by the SEC, of compounded annual appreciation, and are not intended to forecast possible future appreciation, if any, of the market price of Eastman common stock.
(2)	The options vest and become exercisable in 50% increments on each of the first two anniversaries of the grant date, with acceleration of vesting in the event of a “change in ownership” or in certain circumstances following a “change in control.” See “Change-in-Control Arrangements — Omnibus Long-Term Compensation Plans.” The exercise price may be paid by surrendering previously owned shares of Eastman common stock, in which case the optionee will receive a new option to purchase the same number of shares as surrendered in the exercise. Such “reload” options have an exercise price equal to the fair market value of the underlying common stock on the date of the new grant.
(3)	No gain to the optionee is possible without an increase in stock price, which would benefit all stockholders commensurately. A 0% appreciation in stock price would result in zero dollars for the optionee.
(4)	Represents the appreciation in stock price from the exercise price until the expiration date assuming a 5% per year appreciation in stock price. For example, for the options reported in the table, a 5% per year appreciation in stock price from $47.55 per share yields $77.45 per share.
(5)	Represents the appreciation in stock price from the exercise price until the expiration date assuming a 10% per year appreciation in stock price. For example, for the options reported in the table, a 10% per year appreciation in stock price from $47.55 per share yields $123.33 per share.

      The following table sets forth certain information regarding exercises of options during 2002, and total options held at year-end, by the individuals named in the Summary Compensation Table:

Aggregated Option Exercises in Last Fiscal Year

And Fiscal Year-End Option Values

			Number of Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
	Number of		Options	Options
	Securities		at Fiscal Year-End	at Fiscal Year-End(1)
	Underlying
	Options	Value	Exercisable/	Exercisable/
Name	Exercised	Realized	Unexercisable	Unexercisable

J. B. Ferguson	0	$0	53,870/211,250	$0/0

A. R. Rothwell	0	0	75,650/60,450	0/0

J. P. Rogers	0	0	218,250/60,450	0/0

R. K. Mowen, Jr.	0	0	49,342/44,900	0/0

T. K. Lee	0	0	30,740/29,400	0/0

(1)	The exercise price of all options was less than the closing price on the New York Stock Exchange of Eastman common stock underlying the options on December 31, 2002. Accordingly, none of these options was in-the-money.

Pension Plans

      Eastman Retirement Assistance Plan. The Company presently has in effect a tax-qualified, non-contributory defined benefit pension plan known as the Eastman Retirement Assistance Plan (“ERAP”) for substantially all active U.S. employees, other than employees of certain subsidiaries and some employees covered by collective bargaining agreements. A participant’s total ERAP benefit consists of his “Pre-2000 Benefit” and “Pension Equity Benefit,” as described below.

        Pre-2000 Benefit. Prior to 2000, the ERAP used a traditional pension formula which gave each participant a life annuity commencing at age 65. The following table sets forth the estimated annual Pre-2000 Benefits payable upon retirement (including any amounts attributable to the plans described under “Supplemental Pension Plans” below) to persons in the specified compensation and years-of-service classifications who are eligible for a full unreduced Pre-2000 Benefit.

Pension Plan Table

Average	Years of Service
Participating
Compensation	15	20	25	30	35	40

$200,000	$44,378	$59,170	$73,963	$88,755	$103,548	$108,725
225,000	50,378	67,170	83,963	100,755	117,548	123,425
250,000	56,378	75,170	93,963	112,755	131,548	138,125
300,000	68,378	91,170	113,963	136,755	159,548	167,525
350,000	80,378	107,170	133,963	160,755	187,548	196,925
400,000	92,378	123,170	153,963	184,755	215,548	226,325
450,000	104,378	139,170	173,963	208,755	243,548	255,725
500,000	116,378	155,170	193,963	232,755	271,548	285,125
550,000	128,378	171,170	213,963	256,755	299,548	314,525
600,000	140,378	187,170	233,963	280,755	327,548	343,925
650,000	152,378	203,170	253,963	304,755	355,548	373,325
700,000	164,378	219,170	273,963	328,755	383,548	402,725
750,000	176,378	235,170	293,963	352,755	411,548	432,125
800,000	188,378	251,170	313,963	376,755	439,548	461,525
850,000	200,378	267,170	333,963	400,755	467,548	490,925
900,000	212,378	283,170	353,963	424,755	495,548	520,325
950,000	224,378	299,170	373,963	448,755	523,548	549,725
1,000,000	236,378	315,170	393,963	472,755	551,548	579,125

           To the extent that any individual’s annual Pre-2000 Benefit, as reflected in the foregoing table, exceeds the amount payable from the ERAP, such excess will be paid from one or more unfunded, supplementary plans. See “Supplemental Pension Plans” below.

           Pre-2000 Benefits under the ERAP are based upon the participant’s “average participating compensation,” which is the average of three years of those earnings described in the ERAP as “participating compensation.” “Participating compensation,” in the case of the executive officers identified in the Summary Compensation Table, consists of salary and bonus payments, including allowance in lieu of salary for authorized periods of absence, such as illness, vacation, and holidays.

           The estimated annual Pre-2000 Benefits reflected in the preceding Pension Plan Table have been computed in straight-life annuity amounts and are not subject to any deductions for Social Security or other offset amounts. An employee is eligible for an unreduced Pre-2000 Benefit when such employee’s aggregate age plus years of eligible service totals 85 or at age 65.

           Years of accrued service credited through 2002 and the amount of average participating compensation at the end of 2002 for the individuals named in the Summary Compensation Table were as follows: Mr. Ferguson, 25 years and $615,855; Mr. Rothwell, 33 years and $562,088; Mr. Rogers, 3 years and $538,580; Mr. Mowen, 32 years and $436,808; and Ms. Lee, 15 years and $340,701.

        Pension Equity Benefit. Effective January 1, 2000, the Company redesigned the ERAP to use a pension equity formula. Under the new formula, beginning January 1, 2000, a participant earns a certain pension equity percentage each year based on his age and total service with the Company, using the following chart:

		For Average Participating
		Compensation over the
Points	For All Average	Average Social Security
(Age + Service)	Participating Compensation	Wage Base

Under 35	2%	2%

35-44	2.5%	2%

45-54	3%	3%

55-64	4.5%	3%

65-74	6%	5%

75-84	9%	8%

85-94	12.5%	10%

95 & Over	16%	10%

After 40 Years of Service	8%	5%

           When a participant terminates employment, he is entitled to a pension lump sum, payable over five years, which is equal to the accumulated percentages in the second column times his average participating compensation, plus the accumulated percentages in the third column times his average participating compensation in excess of his average Social Security wage base. The lump sum may also be converted to various forms of annuities.

           To the extent that any individual’s Pension Equity Benefit exceeds the amount payable from the ERAP, such excess will be paid from one or more unfunded, supplementary plans. See “Supplemental Pension Plans” below.

        Supplemental Pension Plans. The Company maintains two unfunded, nonqualified plans that will restore to participants in the ERAP benefits that cannot be paid under the ERAP because of restrictions under the Internal Revenue Code of 1986, as amended, and benefits that are not accrued under the ERAP because of a voluntary deferral by the participant of compensation that would otherwise be counted under the ERAP.

      The Company has established a “Rabbi Trust” to provide a degree of financial security for the participants’ unfunded account balances under the supplemental pension plans. See “Change-in-Control Arrangements — Benefit Security Trust.”

Change-in-Control Arrangements

      Severance Agreements. The Company has entered into Severance Agreements with the five individuals named in the Summary Compensation Table and certain other officers of the Company. Each Severance Agreement has a term of three years (with automatic one-year extensions absent advance notice otherwise from the Company); provided, however, that upon the occurrence of a “change in control” or a “potential change in control” (each as defined) prior to such termination date, the term of the Severance Agreement will automatically be extended for two years from the date of the change in control or potential change in control, as the case may be. If, at any time during the term of the Severance Agreement and before the occurrence of a change in control or a potential change in control, there occurs a reduction in the employee’s level of responsibility, position, authority or duties, the Company may in its sole discretion terminate the Severance Agreement.

      A “change in control” is generally defined in the Severance Agreements to include the following, subject to certain exceptions: the acquisition by a person of 19% or more of the voting stock of the Company; the incumbent Board members (and subsequent directors approved by them) ceasing to constitute a majority of the Board; approval by the Company’s stockholders of a reorganization or merger unless, after such proposed transaction, the former stockholders of the Company will own more than 75% of the resulting corporation’s voting stock; or approval by the Company’s stockholders of a complete liquidation and dissolution of the

Company or the sale or other disposition of substantially all of the assets of the Company other than to a subsidiary or in a spin-off transaction. A “potential change in control” will generally be deemed to have occurred if the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control; any person (including the Company) publicly announces an intention to take action which, if consummated, would constitute a change in control; any person (other than the Company or certain affiliated entities) becomes the beneficial owner of 10% or more of the combined voting power of the Company’s then-outstanding securities; or the Board adopts a resolution to the effect that a potential change in control has occurred.

      If during the term of the Severance Agreements and following a change in control (or within 120 days before or after a potential change in control) of the Company, the employee’s employment with the Company is terminated by the Company other than for “cause” (as defined), death or disability, or by the employee for “good reason” (as defined, which includes a reduction in the employee’s compensation, certain relocations of the employee’s office, the exclusion of the employee from new compensation arrangements offered to similarly situated employees, or a material reduction in the employee’s responsibility, position, authority, or duties, and also includes a termination by the employee for any reason or no reason during the 30-day period beginning on the first anniversary of the change in control), then, in addition to any other benefits accruing to the employee outside the scope of the Severance Agreement: (1) the acquiror will pay the employee any unpaid salary, benefits or awards that shall have been earned or become payable through the date of termination; (2) the acquiror will pay to the employee as severance an amount equal to three times (or four times in the case of Mr. Ferguson) the employee’s “pay” (defined as the average of the three highest out of the last ten years of the employee’s total annual compensation, including base annual salary, bonus, the grant date value of stock grants, and incentive compensation); (3) the acquiror will maintain in effect for three years (or four years in the case of Mr. Ferguson) after the date of termination for the employee and his dependents all welfare benefit plans in which the employee was entitled to participate immediately prior to termination; and (4) the acquiror will pay the employee a single lump sum amount equal to the actuarial equivalent of (a) the retirement benefit to which the employee would have been entitled under the ERAP and the excess retirement plans described above under “Pension Plans” if the employee had five additional years of service and was five years older, minus (b) the retirement benefit to which the employee is actually entitled under the ERAP and the excess retirement plans.

      If the amount payable to the employee under these Severance Agreements exceeds certain threshold amounts, federal excise tax could be imposed on the employee and the Company could lose a tax deduction for a portion of the payment. If the amount payable would result in such effects, but exceeds the applicable threshold by $30,000 or less, the amount payable will be reduced by the amount the payment exceeds the threshold. If the payment exceeds the threshold by more than $30,000, the employee will be entitled to full benefits under the Severance Agreement and to additional amounts to compensate him or her fully for the imposition of the federal excise tax (including federal, state, and excise taxes applicable to the receipt of such additional amount).

      The Company has established a “Rabbi Trust” to provide a degree of financial security for any amounts that may become payable to officers under the Severance Agreements. See “Benefit Security Trust.”

      Employee Protection Plan. The Company’s Employee Protection Plan provides severance pay, health, dental, disability, and life insurance continuation, and a retraining allowance (of up to $5,000) for substantially all employees whose employment is terminated within two years following a “change in control” (as defined, generally circumstances in which the Company is acquired by another entity or its controlling ownership is changed). For purposes of the Employee Protection Plan, participants have been credited with service with Eastman Kodak Company and its affiliates prior to the Company’s spin-off from Eastman Kodak. The Employee Protection Plan provides for a lump sum severance payment of three weeks of “pay” (as defined) for each year of service up to 16 years and four weeks of pay for each year of service in excess of 16 years, with a minimum of six weeks of pay and a maximum of 104 weeks. Health, dental, disability, and life insurance would be continued at the Company’s expense for up to 12 months, depending on years of service, on the same basis as in effect on the date of employment termination (except that no employee contributions would be required). In addition, the Employee Protection Plan provides for the payment of certain bonuses declared in the year in which employment terminates. The plan provides for a “gross-up payment” in the event the total payments under the Employee Protection Plan and any other plan or agreement of an employee with the Company subject the employee to certain federal excise taxes. The gross-up payment would be in an amount such that the net amount retained by the employee, after deduction of any such excise tax and any tax on the gross-up payment, would equal the total payments under the Employee Protection Plan and other plans or agreements.

      Omnibus Long-Term Compensation Plans. The Company’s 2002 Omnibus Long-Term Compensation Plan (the “2002 Omnibus Plan”), which is administered by the Compensation Committee, provides for grants to employees of nonqualified and incentive stock options, stock appreciation rights, stock awards, performance shares, and other stock and stock-based awards (collectively, “Awards”). The 2002 Omnibus Plan is substantially similar to, and was intended to replace, the 1997 Omnibus Long-Term Compensation Plan (the “1997 Omnibus Plan”) which in turn replaced the 1994 Omnibus Long-Term Compensation Plan (the “1994 Omnibus Plan”). (Any of the 2002 Omnibus Plan, the 1994 Omnibus Plan, and 1997 Omnibus Plan are sometimes referred to in this Proxy Statement as the “Omnibus Long-Term Compensation Plan” or the “Omnibus Plan,” and the 2002 Omnibus Plan, the 1994 Omnibus Plan, and 1997 Omnibus Plan are sometimes collectively referred to as the “Omnibus Long-Term Compensation Plans” or the “Omnibus Plans.”) No new awards have been made under the 1994 or the 1997 Omnibus Plans following the effectiveness of the 2002 Omnibus Plan, and outstanding grants and awards under the 1994 and the 1997 Omnibus Plans were unaffected by the replacement of the 1997 Omnibus Plan with the 2002 Omnibus Plan.

      The Omnibus Plans contain provisions regarding the treatment of Awards in the event of a “change in ownership” (as defined, generally concerning circumstances in which the Company’s common stock is no longer publicly traded) and of a “change in control” (as defined, generally concerning circumstances in which the Company is acquired by another entity or its controlling ownership is changed). Upon a change in ownership or change in control, the rules described below will apply to Awards granted under the Omnibus Plans. However, the Compensation Committee has the discretion, notwithstanding any particular transaction constituting a change in ownership or a change in control, either to determine that such transaction is of the type that does not warrant the described consequences with respect to Awards (in which case such consequences would not occur) or to alter the way in which Awards are treated from the consequences outlined in the Omnibus Plans.

      If a change in ownership occurs (and the Compensation Committee has not exercised its discretion outlined above) during the term of one or more performance periods for which the Compensation Committee has granted performance shares, the term of such performance period will immediately terminate and, except with respect to performance periods for which the Compensation Committee has previously reached a determination regarding the degree to which the performance objectives have been attained, it will be assumed that the performance objectives have been attained at a level of 100%. Participants, as a result, will be considered to have earned and therefore be entitled to receive a prorated share of the Awards previously granted for such performance period. In addition, upon a change in ownership, all outstanding Awards will be valued and cashed out on the basis of the change in ownership price as soon as practicable but in no event more than 90 days after the change in ownership.

      In the event of a change in control (assuming the Compensation Committee has not exercised its discretion outlined above), if a participant’s employment terminates within two years following the change in control, unless such termination is due to death, disability (as defined), cause (as defined), resignation (other than as a result of certain actions by the Company and any successor), or retirement, participants will be entitled to the following treatment. All conditions, restrictions, and limitations in effect with respect to any unexercised Award will immediately lapse and no other terms or conditions will be applied. Any unexercised, unvested, unearned, or unpaid Award will automatically become 100% vested. Performance shares will be treated in a manner similar to that described above in the case of a change in ownership. A participant will be entitled to a lump sum cash payment as soon as practicable but in no event more than 90 days after the date of such participant’s termination of employment with respect to all of such participant’s Awards.

      Benefit Security Trust. The Company has established a Benefit Security Trust (sometimes referred to as the “Rabbi Trust”) to provide a degree of financial security for its unfunded obligations under the Executive Deferred Compensation Plan, the supplemental ERAP plans, and the Severance Agreements with the Company’s executives. The assets of the Rabbi Trust would be subject to the claims of the Company’s creditors in the event of insolvency. Upon the occurrence of a “change in control” or a “potential change in control” (each as defined), or if the Company fails to meet its payment obligations under the covered plans and agreements, the Company would be required to transfer to the trustee cash or other liquid funds in an amount equal to the value of the Company’s obligations under the covered plans and agreements. The Company has conveyed to the trustee rights to certain assets as partial security for the Company’s funding obligations under the Rabbi Trust.

      A “change in control” is generally defined to include the following, subject to certain exceptions: the acquisition by a person of 19% or more of the voting stock of the Company; the incumbent Board members (and subsequent directors approved by them) ceasing to constitute a majority of the Board; approval by the Company’s stockholders of a reorganization or merger unless, after such proposed transaction, the former stockholders of the Company will own more than 75% of the resulting corporation’s voting stock; or approval by the Company’s stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of substantially all of the assets of the Company, other than to a subsidiary or in a spin-off transaction. A “potential change in control” will generally be deemed to have occurred if the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control; any person (including the Company) publicly announces an intention to take action which, if consummated, would constitute a change in control; or any person (other than the Company, certain affiliated entities, or certain institutional investors) becomes the beneficial owner of 10% or more of the combined voting power of the Company’s then-outstanding securities.

      The Rabbi Trust is irrevocable until participants and their beneficiaries are no longer entitled to payments under the covered plans and agreements, but may be amended or revoked by agreement of the trustee, the Company, and a committee of individual beneficiaries of the Rabbi Trust.

Compensation and Management Development Committee

Report on Executive Compensation

      The Compensation and Management Development Committee is composed of five independent non-employee directors. This report summarizes the Compensation Committee’s policies governing compensation to executive officers for 2002, including those in the Summary Compensation Table, and the relationship of corporate performance to that compensation. This report also discusses specifically the Compensation Committee’s bases for the compensation reported for the Chief Executive Officer for the past year.

Compensation Philosophy and Program

      The Compensation Committee seeks to ensure that the Company’s management compensation program is consistent with the Company’s strategic business objectives and provides incentives for the attainment of those objectives. For 2002, the Company’s compensation program included three components:

Base pay	Provides a stable annual salary at a level consistent with the individual’s position and contributions.

Variable pay	Makes a portion of each individual’s annual income dependent upon the success of the Company and, for certain management-level employees, also dependent upon organizational performance and attainment of individual objectives.

Stock-based incentive pay	Encourages an ownership mindset throughout the Company.

Principles for Determining Executive Compensation

      The Compensation Committee applies the following principles when it determines the compensation of the executive officers under the Company’s compensation program:

Integration	Executive compensation is integrated and consistent with the total Company compensation program, as described above.

Competitive Position	Executives are provided competitive compensation for competitive Company performance in the chemical industry and compensation that is consistent with compensation for companies of comparable size, complexity, and operational challenge.

Performance Focus	At higher levels of the organization, an increasing proportion of compensation is dependent upon Company performance and return to stockholders, organizational performance, and attainment of individual objectives.

      The Compensation Committee follows these principles in periodically reviewing overall compensation of the Chief Executive Officer and other executive officers, and in determining each component of executive compensation as discussed in the remainder of this report.

Components of Executive Compensation

     Annual Cash Compensation — Base Pay and Variable Pay

      How Base Pay and Variable Pay Levels are Determined. Total cash compensation for all Company employees, including executive officers, is intended to be competitive with pay in the applicable labor market and in the chemical industry for similar jobs when target levels of performance are achieved. The targeted levels of cash compensation are based upon information provided by outside consultants and publicly available information. Accordingly, a portion of each employee’s target pay level is placed “at risk.” Depending upon

Company performance, employees may lose the at risk amount, receive some or the entire amount at risk, or receive an amount in excess of the pay at risk. In addition, management-level employees may also earn additional variable pay based upon organizational and individual performance.

      For 2002, the Compensation Committee compared total cash compensation levels for executive officers with companies in the chemical industry with which the Company competes for executive talent and for which data were available, including the 15 companies in the peer group identified in the Performance Graph which follows this report. In addition, in determining the Chief Executive Officer’s base salary and variable compensation, the Committee also considered chief executive officer pay reported in surveys of a broader group of manufacturing, industrial, and chemical companies of a size (based on revenues) comparable to the Company, including the 15 peer companies in the Performance Graph. Total cash compensation to the executive officers named in the Summary Compensation Table for 2002 is reported in the “Salary” (base pay) and “Bonus” (variable pay) columns.

     Cash Compensation for 2002

      Base pay. In early 2002, the Compensation Committee assessed executive officer jobs in light of the recent retirement of several executive officers and reassignment of their responsibilities and the creation of a new corporate structure, and approved corresponding adjustments to the base pay of certain executive officers, including those named in the Summary Compensation Table. In October 2002, the Compensation Committee determined that the targeted total cash compensation of the executive officers named in the Summary Compensation Table, and of certain other senior managers, was below competitive pay levels. The increases in the base pay amounts reported in the Summary Compensation Table reflect both of these increases in the cash compensation levels for the executive officers.

      Variable pay. For 2002, the variable portion of cash compensation, and the amount of variable pay actually received, were determined under the Eastman Performance Plan and the Unit Performance Plan (the “UPP”).

       Eastman Performance Plan

       Key Features:

•	All employees are eligible to participate.

•	5% of each employee’s (including executive officers’) base pay is placed at risk based on Company performance.

•	Awards are based upon overall Company results rather than individual or unit performance.

•	Company performance is measured by return on capital (the return produced by funds invested in the Company, determined as the net operating profit after taxes divided by the sum of average debt and equity employed during the year) minus cost of capital (the cost of debt and equity, expressed as the interest charged on debt and expected return on equity).

•	Payout levels range from no payout if cost of capital exceeds return on capital by five or more percentage points, to five times (5x) the “at risk” amount if return on capital exceeds cost of capital by ten or more percentage points. If return on capital equals the cost of capital, then an award is earned equal to the amount of pay at risk.

•	The Compensation Committee may in its discretion defer payment of an individual’s award into the Executive Deferred Compensation Plan if the Compensation Committee determines that payment of the award could result in the participant receiving compensation in excess of the maximum amount deductible by the Company for federal income tax purposes.

          2002 Payout:

•	Cash awards of 1.98% (of a possible maximum of 25%) of target annual cash compensation were made to all employees, except for certain executive officers (including those named in the Summary Compensation Table), under the Eastman Performance Plan. These executive officers received cash awards of 1.47%, as discussed below.

•	Award levels corresponded to the Company’s adjusted return on capital being less than the cost of capital by 3.02% for 2002 for all employees except for certain executive officers (including those named in the Summary Compensation Table), and less than the cost of capital by 3.53% for certain executive officers, as discussed below.

•	The Eastman Performance Plan award is included in the amounts reported for the executive officers in the “Bonus” column of the Summary Compensation Table. Specifically, the named executive officers received cash awards as follows: Mr. Ferguson $18,416, Mr. Rothwell $10,407, Mr. Rogers $10,488, Mr. Mowen $8,559, and Ms. Lee $5,909.

•	In determining return on capital, the Eastman Performance Plan provides for adjustments by the Compensation Committee for unusual charges, income items, or other events that are distortive of financial results. The calculation of return on capital under the Eastman Performance Plan for 2002 was adjusted as follows:

•	To exclude the effect of an impairment charge related to the adoption of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” which prohibits the amortization of goodwill and indefinite-lived intangible assets and requires that goodwill and indefinite-lived intangible assets be tested at least annually for impairment. Exclusion of the charge increased the calculated return on capital.

•	Except for certain executive officers (including those officers named in the Summary Compensation Table), to exclude the financial impact of funding of Cendian Corporation, a subsidiary that provides logistics services for small and midsize chemical companies, in excess of planned expenditures for 2002. Exclusion of these costs increased the calculated return on capital for all employees except for certain executive officers (including those officers named in the Summary Compensation Table).

•	Without such adjustments, the calculated return on capital would have been less than the cost of capital by 4.02%, and the corresponding payout would have been 0.98% of target annual cash compensation for participants.

               Unit Performance Plan

        Beginning with the 2000 performance year, a new variable compensation plan, the Unit Performance Plan, was implemented for management-level employees. Management-level employees formerly participated in the Annual Performance Plan, a variable compensation plan designed to provide incentives for management to meet corporate performance objectives. Beginning in 2001, no employees participated in the Annual Performance Plan, but instead participated in the UPP.

        The UPP is designed to deliver a portion of annual cash compensation according to corporate and organizational performance and the attainment of individual objectives and expectations. The UPP is intended to provide additional incentive for superior business and individual performance, and further to tie the interests of management-level individuals to performance of the Company’s business and the interests of the Company’s stockholders.

         Key Features:

•	For 2002, approximately 800 Company managers, including executive officers, participated.

•	The portion of total annual compensation that is made variable under the UPP is determined by the Compensation Committee, based on the recommendation of the Chief Executive Officer. Payouts, if any, under the UPP are in addition to pay “at risk” under the Eastman Performance Plan.

•	The amount of the award pool from which payouts are made is determined by annual performance of the Company versus pre-set goals for specified measures. The Compensation Committee establishes performance goals annually. For 2002, the measure of Company performance under the UPP was earnings from operations.

•	An award pool is generated for the Company, equal to the aggregate of the UPP payouts for each eligible participant if the individual’s organizational and individual performance were at target levels, multiplied by a performance factor determined by overall Company performance compared to the pre-set performance goal. The performance factor can range from 0% if Company performance goals are not met, to 250% for specified above-goal corporate performance. The Compensation Committee may, in its discretion, adjust the award pool to reflect overall corporate performance and business and financial conditions.

•	The Chief Executive Officer, in consultation with executive officers responsible for major functional organizations, determines the allocation of the Company award pool to each of the organizations within the Company, based on his assessment of the performance of the organizations relative to objectives established at the beginning of the performance year. For 2002, there were 16 such organizations.

•	Once each organization’s award pool is determined, management within each organization (or in the case of the Chief Executive Officer, the Compensation Committee) allocates the organization’s portion of the Company award pool for individual payouts, based upon attainment of individual and organizational objectives and expectations established at the beginning of the performance year. Maximum potential for an individual award could exceed an individual’s target award, based on the manager’s assessment of individual and organizational performance. However, the sum of all individual awards within an organization cannot exceed the amount of the organization’s allocated portion of the total Company award pool.

•	Mr. Ferguson participated in the Unit Performance Plan in an organization established for the Chief Executive Officer. The Compensation Committee established individual performance objectives and expectations for Mr. Ferguson, and determined his payout considering his organization’s allocated portion of the Company total award pool and the Compensation Committee’s assessment of his attainment of these objectives for 2002.

•	The Compensation Committee may in its discretion defer payment of an individual’s award into the Executive Deferred Compensation Plan if the Compensation Committee determines that payment of the award could result in the participant receiving compensation in excess of the maximum amount deductible by the Company for federal income tax purposes.

         2002 Payout:

•	Earnings from operations for 2002, as adjusted as described below, exceeded the threshold level, but were below the target level, of performance established under the UPP. This resulted in a Company award pool equivalent to 55% of target award (of a possible maximum of 250%).

•	Allocation of the Company award pool to organizations was based upon senior management’s assessment of the relative performance of the organizations versus objectives established at the beginning of the performance year. Payouts to individuals within each organization were based upon the assessment by the management of each organization of the performance of each individual in the organization.

•	Executive officers named in the Summary Compensation Table participated in an organization consisting of all executive officers reporting to Mr. Ferguson. The amount of the Company award pool allocated to the executive officers was determined by aggregating their individual target variable pay amounts, multiplied by a “performance factor” corresponding to their overall performance compared to pre-established targets related to organizational results and personal performance objectives.

•	Following determination of the total amount of the Company award pool available to the executive officers as a group, the Chief Executive Officer assessed individual performance against established goals and expectations for each executive officer, including executive officers named in the Summary Compensation Table, and determined the amounts of the individual payouts from the portion of the allocated award pool. The Chief Executive Officer’s assessment was based upon measurement of each executive officer’s performance against individual goals and expectations related to the officer’s organizational performance compared to established earnings from operations targets, and the officer’s results in supporting value-creating growth, improving gross margins, and building organizational capabilities. Based on the Chief Executive Officer’s assessment, the Compensation Committee approved payouts to the named executive officers as follows: Mr. Rothwell $150,000, Mr. Rogers $125,000, Mr. Mowen $90,000, and Ms. Lee $55,000.

•	The Compensation Committee reviewed Mr. Ferguson’s performance against his objectives for 2002 and determined his payout for 2002. See “Compensation of Chief Executive Officer.”

•	The UPP award is included in the amounts reported for the executive officers in the “Bonus” column of the Summary Compensation Table.

•	In determining earnings from operations for the purpose of measuring performance of the Company, the UPP provides for adjustments by the Compensation Committee for unusual charges, income items, or other events that are distortive of financial results. The calculation of earnings from operations under the UPP for 2002 was adjusted to exclude the financial impact of funding of Cendian in excess of planned expenditures for 2002. Exclusion of these costs increased the calculated earnings from operations for the purpose of determining the size of the Company bonus pool, but not for the purpose of determining the portion of the overall pool allocated to the executive officers reporting to the Chief Executive Officer (including those officers named in the Summary Compensation Table). The other adjustment by the Compensation Committee to the calculation of the Eastman Performance Plan measure had no impact on the calculation of earnings from operations for determination of the UPP performance factor.

•	Without the adjustment to exclude the financial impact of funding of Cendian in excess of planned expenditures, the calculated Company performance factor would have been 48% of the target award.

       Other Bonuses

Recognition Awards. From time to time, the Chief Executive Officer has awarded special cash compensation to employees under a program designed to recognize extraordinary contributions to the Company. In 2002, for his leadership of Voridian Division in lowering costs, Mr. Rothwell received an award of $40,000. For his leadership of regional efforts outside the U. S., and for his contributions as Chairman of Cendian, Mr. Mowen received an award of $25,000 under this program. See “Summary Compensation Table.”

Voridian Winners’ Circle. In 2002, Voridian Division instituted an incentive program for all Voridian employees, which would pay a cash award if certain cost improvement and earnings objectives were met. Under this program, each Voridian employee, including Mr. Rothwell and another executive officer not named in the Summary Compensation Table, received an award of $400.

Long-Term Stock-Based Incentive Pay

      Equity-Based Compensation Program. Equity-based compensation plans are designed to facilitate employee stock ownership which links employee pay to long-term return to all stockholders. Important aspects of the current equity-based compensation program are:

Common Stock Under ESOP and Eastman Investment Plan	Each year, an amount is contributed or credited to each employee’s ESOP or Eastman Investment Plan account and, if applicable, Executive Deferred Compensation Plan account.

Stock Options	Stock option program, implemented under the Company’s Omnibus Long-Term Compensation Plans, creates a direct link between compensation of key Company managers and long-term performance of the Company. See “Change-in-Control Arrangements — Omnibus Long-Term Compensation Plans.”

Performance Shares	Until 2002, awarded under the Company’s Omnibus Plans to provide an incentive for key managers to maximize return to stockholders relative to a peer group of chemical companies over three-year performance periods. See “Performance Shares — Long-Term Performance Subplans” below.

Other Stock-Based Incentive Pay	Under the Omnibus Plans, the Compensation Committee may also award additional stock-based compensation (with or without restrictions), performance shares or units, or additional options, including options with performance-based or other conditions to exercise.

Stock Ownership Expectations	Established for executive officers to encourage long-term stock ownership and the holding of shares awarded under the Omnibus Plans or acquired upon exercise of options. Over a five year period, executive officers invest two times their annual base pay (three times base pay for the Chief Executive Officer) in Company stock or stock equivalents. See “Stock Ownership of Directors and Executive Officers — Common Stock and Common Stock Units.”

      How Stock-Based Incentive Pay Levels are Determined. The Compensation Committee establishes the size and other terms of annual option awards under the current stock option program by considering recommendations from outside compensation consultants based upon long-term compensation reported by the peer companies in the chemical industry described above under “How Base Pay and Variable Pay Levels are Determined.” These stock options are granted at a level so that the estimated value of normalized annual option grants, as a proportion of total annual compensation, approximates the median of the range of similar compensation of the compared companies. In determining the size of option awards, the Company utilizes the services of an external compensation consultant to derive approximate values of options using an option-pricing model. In addition, in order to recognize certain performance or provide additional incentive to achieve specific business objectives, the Compensation Committee from time-to-time awards stock-based compensation in addition to the regular option awards.

      The estimated current values of total long-term stock-based incentive pay for 2002 range from approximately 15% of total compensation at lower levels of management to approximately 80% of total compensation for the Chief Executive Officer.

     Stock-Based Incentive Pay for 2002

        Stock Options and Restricted Stock:

•	The size and terms of the stock option grants reported in the “Option Grants in Last Fiscal Year” table were determined by applying the methodology described above under “How Stock-Based Incentive Pay Levels are Determined.”

•	Options granted in 2002 have an exercise price equal to 100% of the fair market value of the underlying common stock as of the date of grant.

•	Options granted in 2002 generally expire 10 years from the date of grant.

•	In August 2000 and August 2001, Mr. Rogers was awarded 11,300 restricted shares of common stock, which restrictions lapsed on the first anniversary of each of the awards. In August 2002, he was awarded an additional 11,300 restricted shares of common stock, with restrictions lapsing on the first anniversary of the award.

•	In October 2002, in recognition of his significant contribution to, and as an incentive for continued service with, the Company, Mr. Ferguson was awarded 28,020 restricted shares of common stock, with restrictions lapsing as to one-third of the shares on the third anniversary of the award date, one-third of the shares on the fourth anniversary of the award date, and the remainder of the shares on the fifth anniversary of the award date. The shares are also subject to forfeiture in the event of violations of certain prohibitions concerning competition or confidentiality, or termination for an unapproved reason. See “Summary Compensation Table” and “Compensation of Chief Executive Officer.”

        Performance Shares — Long-Term Performance Subplans:

•	For performance shares awarded under the 2000-2002 Long Term Performance Subplan (“LTPS”) (performance period beginning in 2000), performance was measured by the Company’s total return to stockholders (change in stock price plus dividends declared during the three-year performance period, assuming reinvestment of dividends) relative to that of the companies identified in the Performance Graph.

•	Payouts of performance shares were based upon the Company’s position in a ranking of the unweighted total return to stockholders of the compared companies.

•	Awards were paid after the end of the performance period in unrestricted shares of Eastman common stock, or participants could irrevocably elect in advance to defer the award payout into the Executive Deferred Compensation Plan.

•	The payouts reported in the Summary Compensation Table for Messrs. Ferguson, Rothwell, Rogers, and Mowen, and Ms. Lee, for the 2000-2002 LTPS performance period represent 160% of the target award (of a possible maximum of 200% of the target award) based upon the Company’s total stockholder return ranking of fifth of the compared companies for the performance period.

•	In 2002, the Compensation Committee did not award performance shares, but awarded additional stock options to key managers who were formerly eligible to receive performance shares (including executive officers named in the Summary Compensation Table) having an approximate value equal to the performance shares that would have been awarded for a three-year performance period.

The total return comparisons under the LTPSs differ from that shown in the Performance Graph. For LTPS purposes, total percentage return on the common stock for the applicable three-year period is ranked with the total percentage returns on the common shares of each of the LTPS peer companies. The Performance Graph, on the other hand, compares the cumulative total return on an initial fixed investment in the Company’s common stock and in an index comprised of the peer companies as a group, with the return of each component issuer weighted according to the respective issuer’s market capitalization at the beginning of each period for which a return is indicated.

Compensation of Chief Executive Officer

      Mr. Ferguson was elected Chairman and Chief Executive Officer effective January 1, 2002. In early 2002, the Compensation Committee assessed executive officer jobs, in light of the recent retirement of several executive officers and reassignment of their responsibilities and the creation of a new corporate structure. The Compensation Committee reviewed Mr. Ferguson’s compensation in comparison with short-term and long-term compensation of other chief executive officers and set his base pay level, amount of target variable pay, and eligibility level for long-term stock-based compensation, effective January 1, 2002. In addition, in October, Mr. Ferguson’s base salary was increased, along with the other named executive officers, as described under “How Base Pay and Variable Pay Levels are Determined” and “Cash Compensation for 2002 — Base pay.”

      In March 2003, Mr. Ferguson received an Eastman Performance Plan award in the amount of $18,416 and an award of $300,000 under the UPP, in each case determined as described above under “Cash Compensation for 2002 — Variable pay.”

      Mr. Ferguson received an option to purchase 200,000 shares of Eastman common stock with an exercise price equal to the grant date market price of the underlying common stock. The size and terms of the option award and the award of performance shares were determined as described above under “Long-Term Stock-Based Incentive Pay — How Stock-Based Incentive Pay Levels are Determined.”

      In recognition of his significant contribution to, and as an incentive for continued service with, the Company, Mr. Ferguson was awarded 28,020 restricted shares of stock, with restrictions lapsing as to one-third of the shares on each of the third, fourth, and fifth anniversaries of the award date. See “Summary Compensation Table” and “Stock-Based Incentive Pay for 2002 — Stock Options and Restricted Stock.”

      In February 2003, Mr. Ferguson received a payout for the 2000-2002 LTPS performance period equal to 8,800 shares, which represents 160% of his target award. Such payout was based upon the same relative total stockholder returns as were the other payouts under the 2000-2002 LTPS. See “Performance Shares — Long Term Performance Subplans” above.

Omnibus Budget Reconciliation Act of 1993

      The Compensation Committee intends to continue to maximize the tax deductibility of compensation paid to the Company’s Chief Executive Officer and other executive officers while maintaining the flexibility to compensate the officers in accordance with the Company’s compensation policies.

      Section 162(m) of the Internal Revenue Code enacted pursuant to the Omnibus Budget Reconciliation Act of 1993 generally limits the deductibility to the Company of annual compensation (other than qualified “performance-based” compensation) in excess of $1 million paid to each of the Company’s five highest paid executive officers. Base salaries, variable compensation under the Eastman Performance Plan and UPP, any bonus payments outside the Eastman Performance Plan and UPP, and stock and stock-based compensation without performance conditions are generally subject to the $1 million limit on deductible compensation.

      Based on transition rules under Section 162(m), compensation attributable to stock options granted and performance shares awarded under the Company’s 1994 Omnibus Plan prior to the approval by stockholders of the 1997 Omnibus Plan is expected to qualify for deductibility under Section 162(m). The Eastman Performance Plan and the UPP allow the Compensation Committee to require, and LTPSs under the Omnibus Plans and outstanding restricted stock awards under the Omnibus Plans each provide for, the deferral of compensation into the Executive Deferred Compensation Plan to the extent that payout or vesting would result in the recipient receiving compensation in excess of the $1 million cap under Section 162(m). Based on a review of developments under Section 162(m), the Company adopted the 1997 Omnibus Plan, and established certain amendments to the Eastman Performance Plan, and these plans were approved by stockholders in 1997. The 1997 Omnibus Plan and the 2002 Omnibus Plan (which was approved by stockholders in 2002) continue to meet the requirements of Section 162(m) with respect to stock option and performance share awards. To provide additional flexibility consistent with the Company’s current compensation philosophy and program, the Compensation Committee amended the Eastman Performance Plan in 2000 so that adjustments to financial results for unusual charges, income items, or other events distortive of financial results would apply on the same basis for all employees. As a result, annual variable pay under the Eastman Performance Plan is no longer “performance-based” under Section 162(m) because the amount of payouts under the plan may in some circumstances be subject to the discretion of the Compensation Committee. Annual variable pay under the UPP is not “performance-based” under Section 162(m) because payouts, if any, depend in part upon individual performance of participants.

      For 2002, the Compensation Committee deferred a portion of Mr. Ferguson’s compensation that otherwise would have resulted in non-deductible compensation. The Compensation Committee will continue to consider the deferral of any payouts under the Eastman Performance Plan and the UPP or any other compensation, to the extent that such compensation would not be deductible to the Company.

Compensation and Management Development Committee

Donald W. Griffin (Chair)
H. Jesse Arnelle
Stephen R. Demeritt
Jerry E. Dempsey
Marilyn R. Marks

PERFORMANCE GRAPH

      The following graph compares the cumulative total return on Eastman common stock from December 31, 1997 through December 31, 2002 to that of the Standard & Poor’s 500 Stock Index and a group of peer issuers in the chemical industry. The peer group consists of the 15 chemical companies which meet three objective criteria: (i) common shares traded on a major trading market; (ii) similar lines of business to those of the Company; and (iii) more than $1 billion in annual sales. Cumulative total return represents the change in stock price and the amount of dividends received during the indicated period, assuming reinvestment of dividends. The graph assumes an investment of $100 on December 31, 1997. The data in the graph have been provided by Standard & Poor’s Institutional Market Services. The stock performance shown in the graph is included in response to SEC requirements and is not intended to forecast or to be indicative of future performance.

Comparison of Total Return to Stockholders

Company Name/Index	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

EASTMAN CHEMICAL COMPANY	100	77.58	85.96	91.43	76.27	74.93
S&P 500 INDEX	100	128.58	155.63	141.46	124.65	97.10
PEER GROUP(1)	100	87.41	109.19	91.72	86.04	81.93

(1) The peer group for 2002 consists of the following issuers: Air Products & Chemicals, Inc.; Celanese AG; Crompton Corporation; Cytec Industries, Inc.; The Dow Chemical Company; E.I. du Pont de Nemours and Company; H.B. Fuller Company; Great Lakes Chemical Corporation; Imperial Chemicals Industries PLC; Lyondell Chemical Company; Millennium Chemicals Inc.; PolyOne Corporation; Rohm & Haas Co; Solutia Inc.; and Wellman, Inc. In accordance with SEC requirements, the return for each issuer has been weighted according to the respective issuer’s stock market capitalization at the beginning of each period for which a return is indicated.

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PROXY	EASTMAN CHEMICAL COMPANY	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2003.

The undersigned hereby appoints Theresa K. Lee and James P. Rogers with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side of this proxy card, all the shares of stock of Eastman Chemical Company held of record as of March 15, 2003 by the undersigned with all the powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 1, 2003 or any adjournment or postponement thereof. SAID PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THE REVERSE SIDE OF THIS CARD AND ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.

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Date:

———————————————, 2003
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EASTMAN CHEMICAL COMPANY

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 1, 2003
11:30 A.M.
TOY F. REID EMPLOYEE CENTER
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PROXY	EASTMAN CHEMICAL COMPANY	PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 AND AGAINST ITEM 3. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION INDICATED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.

1.	Election of Directors: Nominees for election of three directors to serve in the class for which the term in office expires at the Annual Meeting of Stockholders in 2006 and until their successors are duly elected and qualified:

     (01)  Stephen R. Demeritt    (02) Robert M. Hernandez     (03) David W. Raisbeck

[ ]	FOR all nominees listed above (except as listed to the contrary below)	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed above.

To withhold authority to vote for one or more individual nominees, write each nominee’s name or number below.

		FOR	AGAINST	ABSTAIN

2.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Accountants	[ ]	[ ]	[ ]

3.	Adoption of Stockholder Proposal to Study Potential Health Risks from Cellulose Acetate Fibers	[ ]	[ ]	[ ]

(CONTINUED, AND TO BE SIGNED AND DATED, ON THE OTHER SIDE.)

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PROPOSAL 1	FOR ALL [ ]	WITHHOLD ALL [ ]	FOR ALL EXCEPT [ ]
Election of Directors:			[ ] (01) Stephen R. Demeritt
[ ] (02) Robert M. Hernandez
[ ] (03) David W. Raisbeck

Nominees for election of three directors to serve in the class for which the term in office expires at the Annual Meeting of Stockholders in 2006 and their successors are duly elected and qualified:

PROPOSAL 2

Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Accountants	For [ ]	Against [ ]	Abstain [ ]

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PROPOSAL 3

Adoption of Stockholder Proposal to Study Potential Health Risks From Cellulose Acetate Fibers	For [ ]	Against [ ]	Abstain [ ]

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[FORM OF LETTER TO EMPLOYEE STOCKHOLDERS WHO HOLD SHARES THROUGH PLANS]

Legal Department Eastman Chemical Company P.O. Box 511 Kingsport, Tennessee 37662-5075

Theresa K. Lee Senior Vice President, General Counsel and Secretary Phone: (423) 229-2097 FAX: (423) 229-1679 tklee@eastman.com

March 21, 2003

RE: 2003 ANNUAL MEETING MATERIALS

Dear Fellow Eastman Employee:

Again this year, all employees who own Eastman shares through the ESOP or Eastman Investment Plan will access the Notice and Proxy Statement for Eastman’s Annual Meeting of Stockholders and Eastman’s Annual Report to Stockholders electronically on the Internet. Making these materials available to you electronically rather than by sending printed material in the mail significantly reduces the Company’s printing and postage expenses and reflects our continuing efforts to increase efficiency and reduce costs through the expanded use of technology.

To access the 2002 Annual Report and the Notice and Proxy Statement for the 2003 Annual Meeting, please go to the Internet website address which appears in the voting instructions on the enclosed proxy card. (If you like, you may use your Eastman employee Internet account to access the website and review the materials). THE BUSINESS TO BE CONSIDERED AND VOTED UPON AT THE ANNUAL MEETING IS EXPLAINED IN THE PROXY STATEMENT. PLEASE REVIEW THE PROXY STATEMENT, AND THE ANNUAL REPORT, BEFORE VOTING YOUR SHARES. If you wish to receive paper copies of the Annual Report and Proxy Statement, call 1-800-742-7540.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. As explained on the enclosed proxy card, you can vote by proxy by Internet, by telephone, or by marking, signing, dating, and mailing your proxy card in the enclosed postage-paid envelope. WHETHER YOU CHOOSE TO VOTE BY COMPUTER, TELEPHONE, OR PROXY CARD, PLEASE VOTE AS SOON AS POSSIBLE. Your vote is important, regardless of the number of shares you own.

Yours very truly,

/s/ Theresa K. Lee

Theresa K. Lee
Senior Vice President, General Counsel and Secretary